AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2005
                                               REGISTRATION NO. 333-122062
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                 AMENDMENT NO. 3
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                 --------------

                         VELOCITY ASSET MANAGEMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                          6153                     65-0008442
----------------------------      ------------------------       ---------------
(State or Other Jurisdiction         (Primary Standard           I.R.S. Employer
      of Incorporation            Industrial Classification       Identification
      Or Organization)                  Code Number                   Number


      48 S. Franklin Turnpike, 3rd Floor, Ramsey, NJ 07446 - (201) 760-6306
   --------------------------------------------------------------------------
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                JOHN C. KLEINERT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         VELOCITY ASSET MANAGEMENT, INC.
                       48 S. FRANKLIN TURNPIKE, 3RD FLOOR
                            RAMSEY, NEW JERSEY 07446
                                 (201) 760-6306

                                 --------------

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   COPIES TO:

                             STEVE A. SAIDE, ESQUIRE
                        158 West 27th Street, Third Floor
                               New York, NY 10001
                                 (212) 367-9400

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering
[ ]_____________________
       If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]_____________________
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]_____________________
       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                 --------------

                         CALCULATION OF REGISTRATION FEE

                                         Amount of        Proposed Maximum     Proposed Maximum
       Title of Each Class of           Shares To Be          Offering        Aggregate Offering
      Securities To Be Registered        Registered      Price Per Share (1)       Price (1)      Registration Fee
-------------------------------------- --------------    -------------------  ------------------  ----------------
Common Stock, par value $.001.......    5,141,063(2)            $4.15             $21,335,412       $2,511.18(3)

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the closing bid and ask prices for the Common Stock as reported on the OTC Bulletin Board on January 11, 2005, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Such presently indeterminable number of additional shares of common stock are registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, stock combination or other similar changes in the common stock.
(3)    The Registrant has paid $3,410.11

             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 24, 2005


                         VELOCITY ASSET MANAGEMENT, INC.


                                  COMMON STOCK


                                5,141,063 SHARES

                                 --------------

             This prospectus relates to the offer and sale of up to 5,141,063 shares of common stock of Velocity Asset Management, Inc., all of which may be sold from time to time by the selling shareholders described in this prospectus. Of the shares being offered by this prospectus, 3,403,803 shares relate to shares presently owned by the selling shareholders and the remaining 1,737,260 shares relate to shares issuable on the exercise of warrants and options.

             We will receive proceeds of $3,905,150 if all of the warrants and options referred to herein are exercised. We will not receive any proceeds from the sale of shares by any of the selling shareholders. The selling shareholders may sell the shares from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or dealers who are expected to receive customary commissions or discounts.

             Our common stock is quoted on the OTC Bulletin Board under the symbol "VCYA.OB". On May 19, 2005, the average closing bid and ask price of our common stock on the OTC Bulletin Board was $2.20 per share.

             INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                 --------------

             THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                  This prospectus is dated _____________, 2005.

                               PROSPECTUS SUMMARY

             This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data and related notes contained elsewhere in this prospectus and the information we have incorporated by reference, before making an investment decision. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 13 for one reverse split of our common stock effected on April 8, 2004.

Overview

             The Company, previously known as Tele-Optics, Inc., was organized in the State of Delaware in December 1986. Since February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have engaged in the acquiring, managing, collecting and servicing of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through three wholly-owned subsidiaries:

             Velocity Investments, LLC invests in consumer receivable portfolios purchased on the secondary market at a discount from face value and then liquidates these portfolios through legal collection means.

             J. Holder, Inc. invests in interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title, and then liquidates these assets.

             VOM, LLC invests in New Jersey municipal tax lien certificates purchased in the secondary market with the focus on profit through legal collection and owned real estate opportunities presented by the current tax environment.

             Our objective is to maximize our return on investment in distressed assets. The Company's overall capital base is allocated among consumer receivable portfolios, interests in distressed real property and tax lien certificates based on the conditions of the particular market, the price/cost of the specific asset within such market and our internal risk/return analysis. The ultimate strategy for the allocation of capital is determined by senior management. Our current focus and that for the foreseeable future is the acquisition of additional consumer receivable portfolios.

             Historically, the majority of our revenues have come from our distressed real property business which accounted for approximately 85% of our revenues during fiscal 2003, as compared to 7.5% of our revenues during such year for each of our consumer receivables and our tax lien certificate businesses. Revenues from our consumer receivables business increased to $1,726,356 in fiscal 2004, or approximately 40% of our total revenues for fiscal 2004, and to $498,555 in the first quarter of 2005 as compared to $161,378 in the same period in the prior year while revenues from our distressed real property business were $2,369,564, or approximately 54% of our total revenues in fiscal 2004 and $1,216,478 in the first quarter of 2005 as compared to $163,366 in the same period in the prior year.. The revenue from our distressed real property business in the first quarter of 2005 is attributable to the sale of a single property during such quarter. We anticipate increasing growth in our consumer receivables business as a result of the $12.5 million line of credit that our Velocity Investments subsidiary recently entered into with Wells Fargo Foothill, Inc. Such line of credit can, and will, be used exclusively to purchase additional consumer receivable portfolios.

             We acquire consumer receivable portfolios at a significant discount to the amount actually owed by the obligors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our acquisition costs and servicing expenses. After purchasing a consumer receivable portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly. Although we perform some collection activities, we outsource the legal collection process to third parties to keep actual overhead at a minimum.

             We acquire interests in distressed real property following due diligence analysis of the legal status of each property and a market analysis of the value of such property.

             We acquire tax lien certificates in the secondary market at a discount to par following due diligence analysis on the underlying properties.

             We purchase consumer receivables from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources.

             Our distressed assets are purchased through internally generated cash flow, seller financed credit lines/leases and through traditional leverage methods.
             Our principal executive offices are located at 48 S. Franklin Turnpike, 3rd Floor, Ramsey, New Jersey 07446 and our telephone number is (201) 760-6306. Our corporate website is www.velocitycollect.com. The information on our website is not incorporated by reference in this prospectus.

The Offering

             As of May 19, 2005, we had 15,927,462 shares of common stock outstanding and warrants and options, exercisable at various prices, to acquire 4,074,260 additional shares. All of the shares being offered for sale by this prospectus will be sold from time to time by the selling shareholders. We will receive proceeds of $3,905,150 if all of the warrants and options that are being registered are exercised. We expect to use these proceeds for general corporate purposes. We will not receive any proceeds from the sale of any of the shares, including shares underlying the warrants and options, sold by the selling shareholders.


                                  RISK FACTORS

             This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.


                     Risk Factors Relating to Our Operations

We Have A Limited Operating History And Our Business And Future Prospects Are Difficult To Evaluate

             Prior to our acquisition of STB, Inc. (the former parent of our current subsidiaries) on February 3, 2004, our company had been inactive since 1991. STB was organized in 2003 and none of its subsidiaries has conducted business for more than five years. Due to our limited operating history, our ability to operate successfully is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. Our potential for success must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and the collection services business specifically.

We May Not Be Able To Purchase Consumer Receivable Portfolios, Interests In Real Property Or Tax Lien Certificates At Favorable Price Or On Sufficiently Favorable Terms Or At All.

             Our success depends upon the continued availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

             o   the continuation of the current growth trend in debt;

             o the continued volume of consumer receivable portfolios, interests in distressed real property and tax lien certificates available for sale; and

             o competitive factors affecting potential purchasers and sellers of consumer receivable portfolios, interests in distressed real property and tax lien certificates.

             The market for acquiring consumer receivable portfolios, interests in distressed real property and tax lien certificates is becoming more competitive, thereby possibly diminishing our ability to acquire such assets at attractive prices in future periods.

             The growth in debt may also be affected by:

             o   a slowdown in the economy;

             o   reductions in consumer spending;

             o   changes in the underwriting criteria by originators; and

             o changes in laws and regulations governing lending and bankruptcy.

             Any slowing of the consumer debt growth trend could result in a decrease in the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that could affect the purchase prices of such assets. Any increase in the prices we are required to pay for such assets in turn will reduce the profit, if any, we generate from such assets.

We May Not Be Able To Recover Sufficient Amounts On Our Consumer Receivable Portfolios To Recover The Costs Associated With The Purchase And Servicing Of Those Portfolios And To Fund Our Operations.

             We acquire and collect on consumer receivable portfolios that contain charged-off, semi-performing and performing receivables. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. For accounts that are charged-off or semi-performing, the originators or interim owners of the receivables generally have:

             o made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

             o   subsequently deemed these obligations as uncollectible; and

             o   charged-off these obligations.

             These receivable portfolios are purchased at significant discounts to the amount the obligors owe. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle. We may not recover amounts in excess of our acquisition and servicing costs.

             Our ability to recover on our receivable portfolios and produce sufficient returns can be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their payment obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

We Are Subject To Intense Competition For The Purchase Of Distressed Assets That May Effect Our Ability To Purchase Distressed Assets At Acceptable Prices Or At All.

             We compete with other purchasers of consumer receivable portfolios, interests in distressed real property and tax lien certificates, with third-party collection agencies and with financial services companies that manage their own consumer receivable portfolios. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants, may reduce our access to consumer receivable portfolios, interests in distressed real property and tax lien certificates. Aggressive pricing by our competitors could raise the price of such distressed assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase distressed assets at favorable prices or at all, our revenues and earnings could be materially reduced.

We Are Dependent Upon Third Parties, In Particular, The Law Firm Of Ragan & Ragan, P.C., To Service The Legal Collection Process Of Our Consumer Receivable Portfolios.

             We are dependent upon the efforts of our third party servicers, in particular the law firm of Ragan & Ragan, P.C., to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers and redirect payments from the debtors to our new servicers promptly if our agreements with our third-party servicers are terminated, our third-party servicers fail to adequately perform their obligations or if our relationships with such servicers adversely change. Until recently our sole servicer has been the law firm of Ragan & Ragan, P.C., the principals of which are W. Peter Ragan, Sr. and W. Peter Ragan, Jr. our Vice President and a director, and our Treasurer and Secretary, respectively.


It may be a Conflict of Interest for W. Peter Ragan, Sr. to Serve as a Director and Officer of our Company and for W. Peter Ragan, Jr. to Serve as an Officer of our Company, while also being the principals of Ragan & Ragan, P.C., our Primary Third Party Servicer.

              As officers and, in the case of W. Peter Ragan, Sr., also as a director, of our Company, Messrs. Ragan and Ragan have a fiduciary duty to our shareholders. However, their position as the principals of the law firm Ragan & Ragan, P.C., the primary third party servicer of our consumer receivable portfolios, interests in distressed real property and tax lien certificates, may compromise their ability to make decisions in the best interests of our shareholders.

              Each of Messrs Ragan and Ragan devotes approximately 50% of his business time to our affairs in accordance with the terms of his respective employment agreement and the balance of his business time to his law practice which includes the representation of companies that may be deemed our competitors. Accordingly, there are potential conflicts of interest inherent in such relationship. During fiscal 2004 and the three months ended March 31, 2005, we paid Ragan & Ragan, P.C an aggregate of $633,084 and $229,437, respectively, for services rendered in accordance with the terms of the agreements between our subsidiaries and Ragan & Ragan, P.C.

              Each of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. owns approximately 14.4% of our total outstanding shares of common stock as of the date of this prospectus.

If We Are Unable To Access External Sources Of Financing We May Not Be Able To Fund And Grow Our Operations.

              We depend on loans from our credit facility and other external sources to fund and expand our operations. Our ability to grow our business is dependent on our access to additional financing and capital resources. The failure to obtain financing and capital as needed would limit our ability to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and achieve our growth plans.

We May Incur Substantial Debt From Time To Time In Connection With Our Purchase Of Consumer Receivable Portfolios Which Could Affect Our Ability To Obtain Additional Funds And May Increase Our Vulnerability To Economic Downturns.

             We may incur substantial indebtedness from time to time in connection with the purchase of consumer receivable portfolios and would be subject to the risks associated with incurring such indebtedness, including:

             o we would be required to dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we would have less funds available for operations, future acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and other purposes;

             o it may be more difficult and expensive to obtain additional funding through financings, if available at all;

             o we would be more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

             o if we defaulted under our existing credit facility or if our lender demanded payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

Our new loan and security agreement has a $12.5 million dollar credit line. Any indebtedness that we incur under such line of credit is secured by a pledge of all of our assets, including all of our portfolios of consumer receivables acquired for liquidation. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates, and operate our business.

In addition, our loan and security agreement contains certain restrictive covenants that may restrict our ability to operate our business. Furthermore, the failure to satisfy any of these covenants could:

             o   cause our indebtedness to become immediately payable;

             o preclude us from further borrowings from these existing sources; and

             o prevent us from securing alternative sources of financing necessary to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and to operate our business.

Our Collections On Unsecured Consumer Receivables May Decrease If Bankruptcy Filings Increase.

             During times of economic recession, the amount of defaulted receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor's assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivable portfolios is significantly lower than we projected when we purchased the portfolios, our earnings could be negatively affected. We use estimates for recognizing revenue on a majority of our receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We May Not Be Successful At Acquiring Receivables Of New Asset Types Or Implementing A New Pricing Structure.

              We may pursue the acquisition of receivable portfolios of asset types in which we have little current experience. We may not be successful in completing any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

The Loss Of Any Of Our Executive Officers May Adversely Affect Our Operations And Our Ability To Successfully Acquire Distressed Assets.

             Mr. John C. Kleinert, our President and Chief Executive Officer, Mr. W. Peter Ragan, Sr., our Vice President, Mr. W. Peter Ragan, Jr., our Treasurer and Secretary, and Mr. James J. Mastriani, our Chief Financial and Chief Legal Officer, are responsible for making substantially all management decisions, including determining which distressed assets to purchase, the purchase price and other material terms of such acquisitions. These decisions are instrumental to the success of our business. The loss of the services of Mr. Kleinert, Mr. Ragan, Sr., Mr. Ragan, Jr. or Mr. Mastriani could disrupt our operations and adversely affect our ability to successfully acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates.

If We Fail To Manage Our Growth Effectively, Our Business May Not Succeed.

             We have experienced rapid growth over the past several years and intend to maintain our growth focus. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. Future internal growth will depend on a number of factors, including:

             o the effective and timely initiation and development of relationships with sellers of distressed assets and strategic partners;

             o   our ability to efficiently collect consumer receivables; and

             o the recruitment, motivation and retention of qualified personnel.

             Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Our Operations Could Suffer From Telecommunications Or Technology Downtime, Disruption Or Increased Costs.

             Our success depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or service provider failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of consumer receivable portfolios and to access, maintain and expand the databases we use for our collection and monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We may not have adequate backup arrangements for all of our operations and we may incur significant losses if an outage occurs. Any interruption in our operations could have an adverse effect on our results of operations and financial condition.

Until Recently All Of Our Consumer Receivables Have Been From Obligors In One State And We Face The Uncertainties Inherent In Acquiring Receivables From Obligors In Other States.

             Historically, all of our consumer receivables have been from obligors in New Jersey. Accordingly, we have been dependent on the economic conditions in such state. Since December 2004, we have acquired consumer receivables from obligors in other states and we intend to continue to expand our operations geographically. Therefore, we face the uncertainties inherent in operating in states other than New Jersey, including lack of familiarity with local laws, identifying new servicers and obtaining and maintaining licenses in such states.

Our Inability To Obtain Or Renew Required Licenses Could Have A Material Adverse Effect Upon Our Results Of Operations And Financial Condition.

             We currently hold a number of licenses issued under applicable consumer credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew such licenses or take any other required action with respect to such licenses could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition.


                      Risk Factors Relating to Our Industry

Government Regulations May Limit Our Ability To Recover And Enforce The Collection Of Our Consumer Receivables.

             Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

             o   the Fair Debt Collection Practices Act;

             o   the Federal Trade Commission Act;

             o   the Truth-In-Lending Act;

             o   the Fair Credit Billing Act;

             o   the Equal Credit Opportunity Act; and

             o   the Fair Credit Reporting Act.

             o   the Fair Foreclosure Act.

             We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements.

             Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Class Action Suits And Other Litigation In Our Industry Could Divert Our Management's Attention From Operating Our Business And Increase Our Expenses.

             Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.


                    Risk Factors Relating to Our Common Stock

Our Quarterly Operating Results May Fluctuate And Cause Our Stock Price To Decline.

             Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

             o the timing and amount of collections on our consumer receivable portfolios;

             o our inability to identify and acquire additional consumer receivable portfolios;

             o a decline in the estimated value of our consumer receivable portfolio recoveries;

             o the timing of sales of interests in distressed real property and redemption of tax lien certificates;

             o increases in operating expenses associated with the growth of our operations; and

             o   general and economic market conditions.

Because Three Shareholders Own A Large Percentage Of Our Voting Stock, Other Shareholders' Voting Power May Be Limited.

             As of May 19, 2005, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., three of our executive officers and the former holders of all of the capital stock of STB, beneficially own or control approximately 86.9% (including shares issuable upon exercise of warrants owned by such shareholders) of our shares. If those shareholders act together, they will have the ability to control matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other shareholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such three shareholders could preclude any unsolicited acquisition of us and consequently materially adversely affect the price of our common stock. These shareholders may make decisions that are adverse to your interests.

Our Organizational Documents And Delaware Law Make It Harder For Us To Be Acquired Without The Consent And Cooperation Of Our Board Of Directors And Management.

             Several provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some shareholders once the shareholder acquires 15% or more of our common stock.

Penny Stock Regulations May Impose Certain Restrictions On Marketability Of Our Common Stock.

             The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

             Investors should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

             o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

             o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

             o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

             o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

             o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

             Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

The Issuance Of Authorized Shares Of Preferred Stock And Additional Common Stock May Result In Dilution To Existing Shareholders, Adversely Affect The Rights Of Existing Shareholders And Dress The Price Of Our Common Stock.

             We have 10,000,000 shares of authorized "blank check" preferred stock, the terms of which may be fixed by our board of directors. Although none of this preferred stock is issued and outstanding and we have no present plans to issue any preferred stock, our board of directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock.

             In addition to the preferred stock, we are authorized to issue 40,000,000 shares of our common stock. As of the date of this prospectus, there were 15,927,462 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include outstanding unexercised options or warrants exercisable for 4,074,260 of shares of common stock. As of the date of this prospectus, we have reserved up to 4,074,260 shares of our common stock for issuance upon exercise of outstanding stock options and warrants. A total of 1,000,000 shares of common stock have been reserved under the Company's 2004 Equity Incentive Program. As of the date of this prospectus, none of these shares have been issued.

             Under most circumstances, our board of directors has the right, without shareholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing shareholders and may depress the price of our common stock.

             Exercise of the outstanding options and warrants will reduce the percentage of common stock held by the public shareholders. Further, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected, and it should be expected that the holders of the warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such warrants. As a result, any issuance of additional shares of common stock may cause our current shareholders to suffer significant dilution and depress the price of our common stock.

Common Stock Eligible For Future Sale May Depress The Price Of Our Common Stock In The Market.

             Of the 15,927,462 shares of common stock held by our present shareholders, 9,095,090 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. Additionally, the shares registered pursuant to this prospectus (including shares issuable upon exercise of options and warrants) represent 25.7% of the common stock held by our present shareholders and shares of common stock issuable upon exercise of outstanding options and warrants. The sale of such a large number of shares may cause the price of our common stock to decline.

The Limited Trading Activity In Our Common Stock May Cause Possible Volatility In Our Stock Price.

             There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will develop, and, if developed, maintained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

We Have Never Paid Dividends On Our Common Stock And Do Not Anticipate Paying Dividends For The Foreseeable Future; Therefore, Returns On Your Investment May Only Be Realized By The Appreciation In Value Of Our Securities.

             We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors may only realize a return on their investment if the value of our common stock appreciates.

             If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

The Price Of Our Common Stock Has Been Subject To Significant Fluctuations And The Price Of Our Common Stock May Be Volatile Which May Result In Litigation That Could Be Costly And Divert Our Resources.

             The trading price of our common stock in the past has been, and in the future may be, highly volatile. The trading price could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors. When the market price of a company's stock drops significantly, shareholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

             This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

             These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

             We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 2 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

             o the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that satisfy our criteria;

             o   competition in the industry;

             o   the availability of debt and equity financing;

             o   the development of new competitive technologies;

             o   future acquisitions;

             o   the availability of qualified personnel;

             o international, national, regional and local economic and political changes;

             o   general economic conditions;

             o   changes in applicable laws; and

             o trends affecting our industry, our financial condition or results of operations.

             You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

             We will receive a maximum of $3,905,150 from the issuance of shares if all of the warrants and options registered in this prospectus are exercised. We expect to use these proceeds for general corporate purposes. We will not receive any proceeds from the sale of shares by any selling shareholder. The exercise price for the warrants and options is $2.50 per share, with the exception of warrants for a total of 300,000 shares of common stock, which have an exercise price of $1.04 per share.


                              SELLING SHAREHOLDERS

             The selling shareholders acquired the shares of common stock, warrants and options held by them in the transactions listed below.

             David Granatell acquired the shares of common stock and warrants that he holds on February 3, 2004, in a private placement we conducted in connection with our merger with STB, Inc.

             On February 5, 2004, we entered into a Business Advisory Agreement with Lomond International, Inc., an unrelated corporation. Pursuant to this agreement, we issued Lomond a warrant exercisable for a five year period to purchase an aggregate of 200,000 shares of common stock at an exercise price of $1.04 per share in exchange for business advisory services. On November 30, 2004, we issued to Lomond a warrant exercisable for a five year period to purchase an aggregate of 24,033 shares of our common stock at an exercise price of $2.50 per share as a finder's fee in connection with our private placement.

             On August 12, 2004, Richard Cavanaugh acquired the shares of common stock that he holds in exchange for the cancellation of an outstanding note payable in the amount of $150,000. Also on such date, Michael Kelly acquired the shares of common stock that he holds in exchange for the cancellation of an outstanding note payable in the amount of $300,000.

             On November 30, 2004, we issued to each of Thomas Corcoran, Don Freimark, Freimark Blair & Co., Robert A. Kleinert and The Del Mar Consulting Group, Inc. a warrant exercisable for a five year period to purchase an aggregate of 21,685, 7,750, 2,854, 30,000 and 92,366 shares of our common stock, respectively, at an exercise price of $2.50 per share as a finder's fee in connection with our private placement.

             On December 16, 2004, we entered into an Independent Consulting Agreement with The Del Mar Consulting Group, Inc., an unrelated corporation, pursuant to which Del Mar agreed to provide certain specified public relations services for a period of one year. As compensation for such services, we agreed to issue to Del Mar, as a commencement bonus, 100,000 shares of our common stock and a nonqualified stock option to purchase 250,000 shares of our common stock exercisable for five years at a price of $2.50 per share. In connection with such agreement, two of our executive officers, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., granted an option to RB & AJ Associated Holdings, Inc., a corporation majority owned by Robert B. Prag, the president of Del Mar, to purchase for $13,600, warrants owned by Messrs. Ragan and Ragan to purchase an aggregate of 85,000 (42,500 from each) shares of our common stock at $1.04 per share. In addition, Messrs. Ragan and Ragan granted an option to Bryan Smyth, an employee of Del Mar, to purchase for $2,400, warrants owned by Messrs. Ragan and Ragan to purchase an aggregate of 15,000 (7,500 from each) shares of our common stock at $1.04 per share. Both options were exercisable originally until January 30, 2005 which date was extended by mutual agreement until March 15, 2005 and both options were exercised on March 15, 2005.

             The remainder of the selling shareholders acquired the shares of common stock held by them in a private placement. From October 2004 through January 2005, we sold 2,242,353 units in a private placement to 42 accredited investors. Each unit was comprised of one share of our common stock and a warrant to purchase one-fifth of one share of our common stock for $2.50 per share exercisable during the five years following the issuance of the unit. The investors paid $1.50 per unit, for aggregate gross proceeds of $3,363,529.50. Under the terms of the subscription agreement with each investor, we agreed to register the shares of our common stock included in the units (including the shares of common stock issuable upon the exercise of the warrant) acquired by the selling shareholder in the private placement. Under the terms of that agreement, we agreed to file such registration statement and use commercially reasonable efforts to cause such registration statement to become effective and remain continuously effective until the earlier of (1) two years from the closing date or (2) the date the selling shareholders could sell all such shares in a single day pursuant to Rule 144 of the Securities Act of 1933, as amended.

             We issued the shares to the selling shareholders in each of the above transactions pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, including Section 4(2).

             Registration by the selling shareholders does not necessarily mean that the selling shareholders will sell any or all of their shares.

             The information with regard to the selling stockholders in the table below is based upon information provided to us by the selling stockholders as of April 11, 2005. The shares listed below represent the shares that each selling shareholder currently beneficially owns and the number of shares such selling shareholder indicated he, she or it plans to offer.

             The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below:

                                               Shares Beneficially                        Shares Beneficially Owned
                                                      Owned           Number Of Shares    And Ownership Percentage
Selling Shareholder(1)                          Prior To Offering      Being Offered           After Offering*
----------------------                          -----------------     ----------------    -------------------------
Andrus, Jeremy(2) ...........................         42,000               42,000                  0(0%)
Babbitt, Edward S. (2).......................        160,000              160,000                  0(0%)
Belsky, Ira(2) ..............................         60,000               60,000                  0(0%)
Big Sky Investors LLC (2)(3) ................         24,000               24,000                  0(0%)
Botz, Randall A. (2) ........................         12,000               12,000                  0(0%)
Cavanaugh, Richard ..........................        172,239              172,239                  0(0%)
Thomas Corcoran(4) ..........................         81,685               81,685                  0(0%)
The Conklin Corporation(2)(5) ...............         40,200               40,200                  0(0%)
Davis, William(2) ...........................        180,000              180,000                  0(0%)
The Del Mar Consulting Group, Inc.(6)........        442,366              442,366                  0(0%)
Doyle, Jonathan and Doyle, Elysia,
   Joint Tenants(2) .........................        120,000              120,000                  0(0%)
Fink Family Trust(2)(7)......................         12,000               12,000                  0(0%)
Free Market Capital, L.P.(2)(8) .............         84,000               84,000                  0(0%)
Freimark Blair & Co.(9)(10) .................          2,854                2,854                  0(0%)
Freimark, Don(10) ...........................          7,750                7,750                  0(0%)
Goldman, David(2) ...........................        120,000              120,000                  0(0%)
Granatell, David(11) ........................      1,125,000            1,125,000                  0(0%)
Hickey, William F.(2) .......................        120,000              120,000                  0(0%)
Ierardi, Brian L.(2) ........................          1,800                1,800                  0(0%)
Kelly, Michael ..............................        344,412              344,412                  0(0%)
Kleinert, Robert A.(12)......................        174,000              174,000                  0(0%)
Kleinert, Robert W., Kleinert, Jane
   B., Joint Tenants(2) .....................         24,000               24,000                  0(0%)
Kleinman, Neil(2) ...........................        120,000              120,000                  0(0%)
Lemak, John S.(2) ...........................         96,000               96,000                  0(0%)
Lesko, Cecily Anne(2)........................         48,000               48,000                  0(0%)
Levy, David(2) ..............................         20,000               20,000                  0(0%)
Lomond International, Inc.(13) ..............        593,899              227,433             366,466(1.89%)
Lumere, Inc.(2)(14) .........................         20,000               20,000                  0(0%)
Mannion, Jr., Paul T.(2).....................         78,000               78,000                  0(0%)
Matthew Franke Retirement Fund(2) ...........         20,000               20,000                  0(0%)
Moore, Douglas(2) ...........................         40,000               40,000                  0(0%)
MS DW Inc. Custodian for Douglas
   Friedenberg IRA Standard/SEP DTB
   4/16/01(2) ...............................         18,000               18,000                  0(0%)
Orlandella, Gregory W. (2)...................         20,400               20,400                  0(0%)
Palisades Master Fund, L.P.(2)(15) ..........        240,000              240,000                  0(0%)
PEF Advisors Ltd.(2)(16).....................         84,000               84,000                  0(0%)
Price, Fred D.(2) ...........................        120,000              120,000                  0(0%)
Raben, Norman(2) ............................         12,000               12,000                  0(0%)
RB&AJ Associated Holdings, Inc.(9)(17)                85,000               85,000                  0(0%)
Reckles, Andrew F.(2)........................         40,000               40,000                  0(0%)
Rowinski, John(2) ...........................         24,000               24,000                  0(0%)
RP Capital, LLC(2)(18).......................         40,000               40,000                  0(0%)
Ruzzo, Louis(2) .............................         16,020               16,020                  0(0%)
Sandor Capital Master Fund,L.P.(2)(19).......        330,000              330,000                  0(0%)
Silvestre, Raul(2)...........................         20,000               20,000                  0(0%)
SJ Investment Company(2)(20).................         40,000               40,000                  0(0%)
Smyth, Bryan(4) .............................         15,000               15,000                  0(0%)
Stafford, James R.(2) .......................         12,000               12,000                  0(0%)
Williams, Morgan L.(2).......................          8,004                8,004                  0(0%)
Any future transferee, pledge, donee or
successor of the selling shareholder

       * Percentage of outstanding shares is based on 19,485,011 shares of common stock, which consists of the number outstanding on March 9, 2005 (15,410,701), plus 4,074,260 to be issued upon the exercise of warrants.

(1) Information about other selling shareholders will be set forth in prospectus supplements, if required.
(2) Five-sixth of such shares are presently owned by the selling shareholder. One-sixth of such shares are issuable to the selling shareholder upon the exercise of a warrant.
(3) Big Sky Investors LLC is a private investment and consulting company. Andrew H. Scott is the president and sole owner of Big Sky Investors LLC. Andrew H. Scott has voting and investment control over these shares and may be viewed as the beneficial owner of such shares under Rule 13d-3 of the Securities Exchange Act of 1934.
(4) Includes 31,685 shares issuable upon the exercise of warrants and 50,000 shares that are held of record by Lincoln Trust Company f/b/o Thomas Corcoran.
(5) The Conklin Corporation is a private municipal and school construction company that is owned and managed by Mark Conklin. Mark Conklin has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(6) Includes 250,000 shares issuable upon the exercise of an option and 92,366 shares issuable upon exercise of a warrant. The Del Mar Consulting Group, Inc. is a private corporation and is majority owned and controlled by its president, Robert B. Prag. Robert B. Prag has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(7) Fink Family Trust is an irrevocable trust that is managed by Marvin Fink, as Trustee. Marvin Fink has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(8) Free Market Capital L.P. is a private investment fund that invests in publicly traded and privately held securities for its member partners. The General Partner of the fund is Global Assessments, Inc. which is owned by Lucille B. Amato, its president and sole shareholder. Lucille B. Amato has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(9) Freimark Blair & Company, Inc. is a registered broker-dealer that was formed in 1982 and acquired these shares as compensation for services. A. Richard Blair and Donald H. Freimark are the controlling shareholders of such corporation. A. Richard Blair and Donald H. Freimark have voting and investment control of these shares and each may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(10) Such shares are issuable to the selling shareholder upon the exercise of warrants.
(11) One-half of such shares are presently owned by the selling shareholder. One-half of such shares are issuable to the selling share upon the exercise of a warrant.
(12)   Includes 54,000 shares issuable upon the exercise of warrants.
(13) Includes 227,433 shares issuable upon the exercise of warrants. Lomond International, Inc. is a private investment and consulting corporation. Martin Sumichrast is the president and sole owner of Lomond International, Inc. Martin Sumichrast has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(14) Lumere, Inc. is a private Delaware corporation that invests in publicly traded securities. The president and sole shareholder of Lumere, Inc. is Steven P. Amato. Steven P. Amato has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(15) Palisades Master Fund, LP is a private investment fund that invests in publicly traded and privately held securities and is structured as a limited partnership whose limited partners are the investors in the fund. The General Partner of the fund is PEF Advisors, Ltd., a private investment partnership that manages funds for others and is owned and managed by Paul T. Mannion, Jr. and Andrew F. Reckles. Paul T. Mannion, Jr. and Andrew F. Reckles have voting and investment control over these shares and each of Paul T. Mannion, Jr. and Andrew F. Reckles may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(16) PEF Advisors, Ltd. is a private investment partnership that manages funds for other and is owned and managed by Paul T. Mannion, Jr. and Andrew F. Reckles. Paul T. Mannion, Jr. and Andrew F. Reckles have voting and investment control over these shares and each may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(17) RB & AJ Associated Holdings, Inc. is a private investment corporation and is majority owned and controlled by its president, Robert B. Prag. Robert
       B. Prag has voting and investment control over these shares and may be deemed the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(18) RP Capital, LLC is a private investment and consulting corporation. Eric Richardson is the president and sole owner of RP Capital, LLC. Eric Richardson has voting and investment power over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(19) Sandor Capital Master Fund, LP is a private investment fund that invests in publicly traded securities for its own account and is structured as a limited partnership whose limited partners are the investors in the fund. The General Partner of the fund is John Lemak. John Lemak has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Act of 1934.
(20) SJ Investment Company is a private investment company owned and managed by John Scardino. John Scardino has voting and investment control over these shares and may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

             None of the selling shareholders holds any position or office or has had any material relationship within the past three years with us or any of our affiliates or predecessors. None of the selling shareholders is a broker/dealer that acquired the shares being sold other than as compensation for services rendered or an affiliate of a broker-dealer except for John Lemak, Andrew Scott, Andrew Reckles and Paul Mannion, each of whom is an affiliate of a broker-dealer and each has represented that he or the entity of which he is deemed to be the beneficial owner purchased the shares for investment, and not with the view toward resale of such shares in the ordinary course, and that at the time of purchase, neither he nor the entity of which he is deemed to be the beneficial owner had any agreements or understandings, directly or indirectly, with any person to distribute such shares.


                              PLAN OF DISTRIBUTION

             We are registering the shares on behalf of the selling shareholders. Each selling shareholder includes its respective pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from such selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. A supplement to this prospectus may be filed naming that successor-in-interest prior to consummating a sale hereunder. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

             o   on one or more exchange;

             o   in the over the counter market;

             o in private transactions other than an exchange or in the over-the-counter market;

             o   by pledge to secure debts and other obligations;

             o in connection with the writing of non-traded and exchange-traded call options,

             o in hedge transactions and in settlement of other transactions or over the counter options; or

             o   in a combination of any of the above transactions.

             These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

             The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

             The selling shareholders may use broker-dealers to sell their shares. The selling shareholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under such act. If a selling shareholder was deemed an underwriter, such selling shareholder might be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933, as amended, and Rule 10b-5 under the Securities Exchange Act of 1934.

             We have agreed to bear certain expenses of registration of the common stock under the Federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling shareholders have agreed to bear their own counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling shareholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933, as amended.

             The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, rather than by to this prospectus provided they meet the criteria and conform to the requirements of that Rule. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period.

             There can be no assurance that the selling shareholders will sell any or all of their shares of our common stock offered by this prospectus.

             The selling shareholders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934. Such act's rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of our common stock by selling shareholders and any other such person. In addition, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.


                                LEGAL PROCEEDINGS

             In the ordinary course of our business we are involved in numerous legal proceedings. We regularly initiate collection lawsuits against consumers using our network of third party law firms. Also, consumers may occasionally initiate litigation against us in which they allege that we have violated a Federal or state law in the process of collecting on their account. We do not believe that these ordinary course matters are material to our business and financial condition. As of the date of this prospectus, there were no material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is the subject and, to the best of our knowledge, no such action against us is contemplated or threatened.


                             DESCRIPTION OF BUSINESS

General

             Since February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have engaged in the acquiring, managing, collecting and servicing of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through three wholly-owned subsidiaries:

             Velocity Investments, LLC, which was formed in 2002, invests in unsecured consumer debt purchased on the secondary market at a discount from face value and then liquidates these debt portfolios through legal collection means.

             J. Holder, Inc., which was formed in 1998, invests in interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title with the goal of re-selling the property or perfecting the partial interest and/or clouded title for resale. These investments are made following an extensive due diligence analysis of the legal status of the property and a market analysis of the property's value. The average holding period for J. Holder's properties is six months.

             VOM, LLC, which was formed in 2002, invests in New Jersey municipal tax lien certificates. VOM purchases tax lien certificates on the secondary market which allows VOM to perform its due diligence on a static pool of assets to determine what discount to par VOM is willing to offer as a purchase price. The average purchase price paid for a tax lien certificate on the secondary market is a 95% discount to the assessed value of the individual property. VOM creates returns by liquidating the portfolio while capitalizing upon opportunities presented by the current tax lien environment to acquire the underlying real properties that are the subject of the tax liens.

History

             We were incorporated in Delaware under the name Tele-Optics, Inc. in December 1986 for the purpose of acquiring all of the common stock of Lenzar Optics, Inc. That company was then engaged in the development, manufacture and marketing of a variety of optical, electronic and electro-optical products for use in the medical and defense industries. In September 1991, we sold all of our assets related to Lenzar's operations to a third party. Since that sale and until February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have had virtually no active business operations. On November 21, 1997, new investors, including our management immediately prior to the acquisition of STB, purchased approximately sixty-two (62%) percent of our then issued and outstanding common stock. Between November 21, 1997 and February 3, 2004, those investors and others provided additional funds in the form of equity investment and loans to ensure our viability and permit us to continue our limited operations and pursue business opportunities.

             On February 3, 2004, we entered into and consummated an Agreement and Plan of Merger by and among our wholly-owned subsidiary, TLOP Acquisition Company, L.L.C., a New Jersey limited liability company, STB and the stockholders of STB, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. In accordance with the terms of the merger agreement, on that date, STB was merged with and into TLOP Acquisition, and we issued to the stockholders of STB, in exchange for all of the common stock of STB issued and outstanding, (a) an aggregate of 6,129,424 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue, and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share. The details of the merger with STB are set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004. The 6,129,424 shares of our common stock issued to the former stockholders of STB represented approximately 80% of the then total issued and outstanding shares of our common stock. The merger agreement also provided that upon amendment of our certificate of incorporation to authorize us to issue a series of preferred stock having certain terms and conditions, John C. Kleinert would convert all of the debt owed by us to him, including debt under a line of credit and other secured loans, into shares of such preferred stock.

             In connection with the merger with STB, we completed a private placement to an accredited investor of 562,500 shares of common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

             Effective April 8, 2004, we amended our certificate of incorporation to (a) change our corporate name to Velocity Asset Management, Inc., (b) effect a 13 for one reverse split of our then issued and outstanding shares of common stock, and (c) change the total authorized shares of our capital stock to 50,000,000 shares, of which 40,000,000 are classified as common stock, par value $.001 per share, and 10,000,000 are classified as preferred stock, par value $.001 per share, issuable in such series with such powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board of directors may fix from time to time by resolution or resolutions. As a result of such amendment, we had sufficient authorized shares of common stock to enable us to issue to the former stockholders of STB the additional shares of common stock and warrants as provided in the merger agreement, and the Company has effected such issuance. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 13 for one reverse split.

Industry Overview

             The purchase and liquidation of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates is a growing industry that is driven by many factors including:

             o   increasing levels of debt;

             o   increasing defaults of the underlying receivables;

             o increasing utilization of third-party providers to collect such receivables;

             o fluctuating employment environment exacerbated by overseas outsourcing;

             o challenged municipal governments raising property taxes to bridge budgetary gaps;

             o increasing values in a real estate market driven by high refinancing activity as a means to maintain lifestyles; and

             o mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets.

             According to a US Federal Reserve release dated January 2005, consumer debt was $2.1 trillion and increasing at an annual rate of 4.5% as of December 2004. We believe that as a result of the difficulty in collecting these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell these portfolios.

Strategy

             Our primary objective is to utilize our management's experience and expertise to effectively grow our business by identifying, evaluating, pricing and acquiring distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

             o managing the legal collection and servicing of our receivable portfolios;

             o managing the acquisition and disposal of interest in distressed real property and tax lien certificates;

             o conducting extensive internal due diligence to ensure our third party servicers are provided with the most complete available information on a portfolio in order to maximize collections;

             o   outsourcing the legal collection processes;

             o expanding geographically while maintaining the same management of the legal collection and servicing of receivable portfolios;

             o increasing and expanding financial flexibility and leverage through increased capital lines of credit;

             o capitalizing on our strategic relationships to identify and acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

             o expanding our business through the purchase of consumer receivables, interests in distressed real property and tax lien certificates from new and existing sources.

             We believe that as a result of our management's experience and expertise, and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

             Additionally, in 2005 we intend to continue to grow our business generally while emphasizing the expansion of the business of Velocity Investments by acquiring additional consumer debt receivable portfolios, including multi-state consumer debt receivables. Until December 2004, when we acquired our first multi-state portfolio, all receivables owned by Velocity Investments were from obligors in New Jersey. Since December 2004, we have purchased portfolios with receivables from obligors in New York, Massachusetts, Delaware, Maryland, Georgia, Alabama, Arkansas, Connecticut and Indiana.

Consumer Receivables Purchase Program

             We purchase consumer receivable portfolios that include charged-off receivables, semi-performing receivables and performing receivables. We identify potential portfolio acquisitions on an ongoing basis through, our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources.

             Historically, Velocity Investments has acquired receivable portfolios with face amounts ranging from $225,000 to approximately $10 million at purchase prices ranging from $0.043 to $0.25 of such face amounts. Although to date we have only purchased claims on our own behalf we would and have considered entering into joint ventures and seller participation arrangements.

             The following table summarizes our historical portfolio purchase price and cash collections as of December 31, 2003 and 2004 and March 31, 2004 and 2005.

                                      No. Of Portfolios        Purchase Price        Cash Collections
       Reporting Period                  Purchased             (In Thousands)         (In Thousands)
--------------------------------      -----------------       ----------------       ----------------
12/31/03 ......................               5                    $1,971                 $  446

12/31/04 ......................              15                    $3,489                 $2,596

 3/31/04                                      6                    $1,985                 $  875

 3/31/05                                     22                    $7,755                 $3,404

             We utilize our relationships with brokers, servicers and sellers of consumer receivable portfolios to locate consumer receivable portfolios for purchase. Our senior management is responsible for:

             o coordinating due diligence, including in some cases on-site visits to the seller's office;

             o   stratifying and analyzing the portfolio characteristics;

             o   valuing the portfolio;

             o   preparing bid proposals;

             o   negotiating pricing and terms;

             o   closing the purchase; and

             o coordinating the receipt of account documentation for the acquired portfolios.

             The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on a compact disk, a diskette or other form of media. We analyze each receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio's performance and uses this information in determining future buying criteria and pricing.

             We purchase consumer receivables at substantial discounts from the balance actually owed by the obligors. We determine how much to bid on a portfolio and a purchase price by evaluating many different variables, such as:


             o the number of collection agencies previously attempting to collect the receivables in the portfolio;

             o   the average balance of the receivables;

             o   the age of the receivables;

             o   number of days since charge-off;

             o   payments made since charge-off; and

             o   the locations of the obligors.

             Once a consumer receivable portfolio has been identified for potential purchase, we prepare quantitative analyses to analyze the potential collectibility of the portfolio. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies, and, if possible, by reviewing their recovery efforts on the particular portfolio. After these evaluations are completed, members of our senior management discuss the findings, decide whether to make the purchase and finalize the price at which we are willing to purchase the portfolio.

             We purchase most of our consumer receivable portfolios directly from originators and other sellers including, from time to time, auction type sales in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

             o   adequate internal controls to detect fraud;

             o   the ability to provide post sale support; and

             o   the capacity to honor buy-back and return warranty requests.

             Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. However, in some transactions, we may acquire a portfolio with few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

             o   debts paid prior to the cutoff date;

             o debts in which the obligor filed bankruptcy prior to the cutoff date; and

             o debts in which the obligor was deceased prior to the cutoff date.

             We generally use third-parties to determine bankrupt and deceased obligors, which allows us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

Consumer Receivables Servicing

             Our objective is to maximize our return on investment on acquired consumer receivable portfolios. As a result, before acquiring a portfolio, we analyze the portfolio to determine how to best maximize collections in a cost efficient manner. Therefore, if we are successful in acquiring the portfolio, we can promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owners we have significantly more flexibility in establishing payment programs.

             Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We then conduct additional due diligence on the portfolio to augment the information provided by the seller and download such information into our account management system. We send notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements.

             We outsource all of the legal collection process of our receivables to third party law firms based on specific guidelines established by senior management and set forth in a third-party servicing contract. Each third-party law firm to whom we outsource receivable servicing is selected from an industry law list with an accredited bond, has compatible information technology systems and meets certain other specific criteria. Our standard form of servicing contract provides for the payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. Once a group of receivables is sent to a third-party servicer, our management actively monitors and reviews the servicer's performance on an ongoing basis. Our management receives detailed analyses, including collection activity and portfolio performance, from our internal servicing department to assist it in evaluating the results of the efforts of the third-party law firm. Based on portfolio performance guidelines, our management may move certain receivables from one third-party servicer to another if it anticipates that this will result in an increase in collections. Until December 2004, all of our receivables were from obligors in New Jersey and we have employed the law firm of Ragan and Ragan, P.C. to service those receivables. Our current agreement with Reagan & Ragan P.C. is for a one year period commencing January 1, 2005, and automatically extends for additional periods of one year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr. and W. Peter Ragan Jr., our Vice President, and Treasurer and Secretary, respectively.

             From time to time we may resell certain accounts in our pool of consumer receivables that we have deemed uncollectible in order to generate revenue.

Distressed Real Property Program

             We acquire interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and real property with clouded title. Properties and property interests are purchased mainly at publicly advertised judicial and non-judicial auction sales. Purchases of real property are mainly in New Jersey. However, we have also purchased six properties in Indiana through a Bankruptcy Court auction sale conducted in Atlanta, Georgia. It is anticipated that as we expand, we will acquire properties in other geographic locations. Some property interests are purchased through referrals from independent contractor finders who are paid a varying commission of the net profit, if any, at the time of the disposal of the asset to a third party transferee (not upon acquisition). Our subsidiary, J. Holder, Inc., has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of J. Holder's interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder's fee equal to 15% of J. Holder's net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

             Senior management conducts extensive due diligence on the status of any property or property interest proposed to be acquired by us and a market analysis of the property's value before making any investment decision.

             Our average holding period for an interest in distressed real property prior to disposal has been six months which has allowed for the wind-up of any litigation, possession and rehabilitation of the property to the degree necessary for resale. To the extent possible, any rehabilitation has been limited to clean up of the premises. Sales of properties are generally made through local, but nationally affiliated, realtors using multiple listing sources. From time to time, we sell interests in distressed real property to generate revenue and to dispose of unwanted properties. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

Tax Lien Certificate Program

             We acquire tax lien certificates at a discount to par. We acquire these in the secondary market which allows senior management to perform its due diligence on the underlying property which is the subject of the tax lien before the determination is made regarding what discount to par we are willing to offer as a purchase price. Historically, all of the tax lien certificates we have purchased have related to properties located in the State of New Jersey. As our business expands, we contemplate purchasing tax lien certificates relating to properties in other states. Our subsidiary, VOM, LLC has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates with a minimum fee of $1,500 per foreclosed tax lien certificate and a commission equal to 15% of VOM's net profit, if any, at the time of sale of any real property acquired by VOM upon foreclosure of a tax lien certificate.

             From time to time we sell properties acquired by foreclosure of a tax lien certificate. Sales of such properties are through local, but nationally affiliated, realtors using multiple listing services. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

Competition

             Our business of purchasing consumer receivables, interests in distressed real property and tax lien certificates is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

             o other purchasers of consumer receivables, interests in distressed real property and tax lien certificates, including third-party collection companies; and

             o other financial services companies who purchase consumer receivables, interests in distressed real property and tax lien certificates.

             Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market.

             We compete with our competitors for consumer receivable portfolios, interests in distressed real property and tax lien certificates based on many factors, including:

             o   purchase price;

             o   representations, warranties and indemnities requested;

             o   speed in making purchase decisions; and

             o   our reputation.

             Our strategy is designed to capitalize on the market's lack of a dominant industry player. We believe that our management's experience and expertise in identifying, evaluating, pricing and acquiring receivable portfolios, interests in distressed real property and tax lien certificates and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing give us a competitive advantage. However, we cannot assure that we will be able to compete successfully against current or future competitors or that competition will not increase in the future.

Management Information Systems

             We believe that a high degree of automation is necessary to enable us to grow and successfully compete with other financial services companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of consumer receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service consumer receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements.

Government Regulation

             The relationship of obligors and a creditor is extensively regulated by Federal, state and municipal laws, rules, regulations and ordinances. These laws include, but are not limited to, the following statutes and regulations: the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Opportunity Act, the Fair Foreclosure Act and the Fair Credit Reporting Act, as well as comparable statutes in states where obligors reside and/or where creditors are located. Among other things, the laws and regulations applicable to various creditors impose disclosure requirements regarding the advertisement, application, establishment and operation of credit accounts or other types of credit programs. Federal law requires a creditor to disclose to an obligor, among other things, the interest rates, fees, grace periods and balance calculation methods associated with their accounts. In addition, obligors are entitled to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Further, state laws may limit the interest rate and the fees that a creditor may impose on obligors. Failure by a creditor to comply with applicable laws could create claims and rights of offset that would reduce or eliminate a obligor's obligations, which could have a material adverse effect on our operations. Pursuant to agreements under which we purchase receivables, we are typically indemnified against losses resulting from the failure of the creditor to have complied with applicable laws relating to the receivables prior to our purchase of such receivables.

             Certain laws, including the laws described above, may limit our ability to collect amounts owing with respect to the receivables regardless of any act or omission on our part. For example, under the Federal Fair Credit Billing Act, a credit card issuer may be subject to certain claims and defenses arising out of certain transactions in which a credit card is used if the consumer has made a good faith attempt to obtain satisfactory resolution of a problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50 and the place where the initial transaction occurred was in the same state as the consumer's billing address or within 100 miles of that address. Accordingly, as a purchaser of defaulted receivables, we may purchase receivables subject to valid defenses on the part of the obligor. Other laws provide that, in certain instances, obligors cannot be held liable for, or their liability is limited to $50 with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card account. No assurances can be given that certain of the receivables were not established as a result of unauthorized use of a credit card account, and, accordingly, the amount of such receivables may not be collectible by us.

         Several Federal, state and municipal laws, rules, regulations and ordinances, including, but not limited to, the Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act and comparable state statutes regulate debt collection activity. Although, for a variety of reasons, we may not be specifically subject to the Federal Fair Debt Collection Practices Act and certain state statutes specifically addressing third-party debt collectors, it is our policy to comply with applicable laws in our collection activities. To the extent that some or all of these laws apply to our collection activities, failure to comply with such laws could have a materially adverse effect on us.

         Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect such receivables.

         Because the receivables were originated and serviced pursuant to a variety of Federal laws by a variety of entities there can be no assurance that all original servicing entities have at all times been in substantial compliance with applicable law. Additionally, there can be no assurance that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

         We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this prospectus.

Overview

         The Company, previously known as Tele-Optics, Inc., was organized in the State of Delaware in December 1986. The Company was inactive until February 3, 2004, when the Company acquired STB, Inc., a New Jersey corporation. Since that acquisition, the Company has engaged in the business of acquiring, managing and servicing distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates. The business is carried on by the Company's three wholly owned subsidiaries: Velocity Investments, LLC, which invests in consumer debt purchased on the secondary market at a discount from face value and then liquidates these debt portfolios through legal collection means; J. Holder, Inc., which invests in distressed real property interests, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title; and VOM, LLC, which invests in New Jersey municipal tax liens with the focus on profit through legal collection and owned real estate opportunities presented by the current tax environment.

         Our consumer receivable portfolios are purchased at a discount from face or fair market value. Our interests in distressed real property are purchased following an extensive due diligence process concerning the legal status of each property and a market analysis of the value of the property or underlying property. Our tax lien certificates are purchased at a discount from par following a due diligence analysis similar to that performed in connection with the purchase of interests in distressed real property. Our profitability depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables, the sale of our interests in distressed real property and the collection of taxes and accrued interest on our tax lien certificates to generate revenue that exceeds our cost.

Critical Accounting Policies

         Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the fair value of finance contract receivables and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to the recognition of revenue, future estimated cash flows and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgment and estimates used in the preparation of our consolidated financial statements.

Purchased Receivable Portfolios and Revenue Recognition

         We purchase pools of consumer receivable accounts at a substantial discount from their face amounts which are usually discounted from 75% to 99% and are recorded at our acquisition cost. The pools of consumer receivables contain accounts that have experienced deterioration of credit quality between origination and our acquisition of the consumer receivable portfolios. The discounted amount paid for a pool of consumer receivable accounts reflects our determination that it is probable we will be unable to collect all amounts due according to the contractual terms of the accounts. At acquisition, we review the consumer receivable accounts in the portfolio to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the contractual terms of the accounts. If both conditions exist, we determine whether each such loan is to be accounted for individually or whether such receivables will be assembled into static pools based on common risk characteristics. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each acquired portfolio of consumer receivable accounts and subsequently aggregated pools of consumer receivable accounts. We determine the excess of the pool's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted based on our proprietary acquisition models. The remaining amount, representing the excess of the loan's cash flows expected to be collected over the amount paid, is accreted into income recognized on finance receivables over the remaining life of the loan or pool.

         Prior to January 1, 2005, we accounted for our investment in finance receivables using the interest method under the guidance of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." In accordance with Practice Bulletin 6, revenue was recognized based on our anticipated cash collections and its estimated rate of return over the useful life of the pool. Effective January 1, 2005, we adopted and began to account for our investment in finance receivables using the interest method under the guidance of American Institute of Certified Public Accountants Statement of Position 03-03, "Accounting for Loans or Certain Securities Acquired in a Transfer." For portfolios of consumer receivables acquired in fiscal years beginning prior to December 15, 2004, Practice Bulletin 6 is still effective; however, Practice Bulletin 6 was amended by Statement of Position 03-03. For portfolios of consumer receivables acquired in fiscal years beginning after December 15, 2004, Statement of Position 03-03 is effective. In accordance with Statement of Position 03-03 (and the amended Practice Bulletin 6), revenue is recognized based on our anticipated cash collections and its estimated rate of return over the useful life of the pool.

         We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated and, therefore, we utilize the interest method of accounting for our purchased receivables prescribed by Statement of Position 03-03 (and the amended Practice Bulletin 6). Such belief is predicated on our historical results and our knowledge of the industry. Each static pool of receivables is statistically modeled to determine its projected cash flows based on historical cash collections for pools with similar risk characteristics. Statement of Position 03-03 (and the amended Practice Bulletin
6) requires that the accrual basis of accounting be used at the time the amount and timing of cash flows from an acquired portfolio can be reasonably estimated and collection is probable.

         Where the future cash collections of a portfolio cannot be reasonably estimated we use the cost recovery method as prescribed under Statement of Position 03-03 (and the amended Practice Bulletin 6). Under the cost recovery method, no revenue is recognized until we have fully collected the initial acquisition cost of the portfolio. We have no consumer receivable portfolios under the cost recovery method.

         Under Statement of Position 03-03 (and the amended Practice Bulletin
6), to the extent there are differences in actual performance versus expected performance, increases in expected cash flows should be recognized prospectively through adjustment of internal rate of return while decreases in expected cash flows should be recognized as impairment. Under both the guidance of Statement of Position 03-03 (and the amended Practice Bulletin 6), when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the internal rate of return and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, Statement of Position 03-03 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lowering the internal rate of return) so that the pool will amortize over its expected life using the original internal rate of return.

         Generally, these portfolios are expected to amortize over a five year period based on our estimated future cash flows. Historically, a majority of the cash we ultimately collect on a portfolio is received during the first 36 months after acquiring the portfolio, although additional amounts are collected over the remaining period. The estimated future cash flows of the portfolios are reevaluated quarterly.

         The internal rate of return is estimated and periodically recalculated based on the timing and amount of anticipated cash flows using our proprietary collection models. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received. Additionally, we use the cost recovery method when collections on a particular pool of accounts cannot be reasonably predicted. Under the cost recovery method, no revenue is recognized until we have fully collected the cost of the portfolio, or until such time that we consider the collections to be probable and estimable and begin to recognize income based on the interest method as described above.

         We establish valuation allowances for all acquired consumer receivable portfolios subject to Statement of Position 03-03 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans. At March 31, 2005, we had no valuation allowance on our finance receivables. Prior to January 1, 2005, in the event that estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

         Application of Statement of Position 03-03 (and the amended Practice Bulletin 6) requires the use of estimates to calculate a projected internal rate of return for each pool. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, earnings could be affected either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected cash collections will have a favorable impact on yield and revenues. Lower collection amounts or cash collections that occur later than projected cash collections will have an unfavorable impact on internal rate of return and revenues.

Stock Based Compensation

         We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. Additionally, regarding the treatment of non-employee stock based compensation, we have followed the guidance of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

Results of Operations

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Revenues in the fiscal year ended December 31, 2004 were $4,356,189 as compared to $4,006,874 in the fiscal year ended December 31, 2003, representing an 8.7% increase. The increase in revenues was primarily attributable to an increase in collections on consumer receivables at our Velocity Investments subsidiary. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by the Company represented approximately 54%, 40% and 6%, respectively, during fiscal 2004 as compared to 85%, 7.5%, and 7.5% during fiscal 2003. Although management believes that the mix of revenues on a comparative basis will vary from reporting period to reporting period partly as a result of factors beyond its control, such as maturity dates, court decisions and other similar events that affect the timing of revenue recognition, it also believes that the increase in consumer receivables revenues in fiscal 2004 is reflective of the continued growth in its consumer receivables business. It is anticipated that such growth will be accelerated over time as a result of the $12.5 million credit facility that Velocity Investments recently obtained which will and can be used exclusively to purchase additional consumer receivable portfolios.

         Comparison of the Fiscal Year Ended December 31, 2003 to the Fiscal Year Ended December 31, 2002.

         Revenues in the fiscal year ended December 31, 2003 were $4,006,710 as compared to $4,040,768 in the fiscal year ended December 31, 2002. The decrease in revenues is not viewed as material. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by the Company represented approximately 85%, 7.5% and 7.5%, respectively, during fiscal 2003 as compared to 96%, 0%, and 4% during fiscal 2002. As indicated above, management does not believe that the mix of revenues on a comparative basis is necessarily indicative of any trend but is partly attributable to factors beyond the Company's control.

         Comparison of the Three Months ended March 31, 2005 to the Three Months ended March 31, 2004

         Total revenues for the three month period ended March 31, 2005 were $1,775,591 as compared to $378,317 during the same period in the prior fiscal year, representing a 369% increase. The increase in revenues was primarily attributable to an increase in collections on consumer receivables by Velocity Investments and an increase in revenues from the sale of a single real property by J. Holder. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by the us represented approximately 68.5%, 28.1% and 3.4%, respectively, during the three months ended March 31, 2005, as compared to 43.2%, 43.7%, and 14.1% during the same period in the prior fiscal year. Management does not believe that the mix of revenues on a comparative basis is necessarily indicative of any trend but is more related to factors beyond the Company's control, such as maturity dates, timing of sales, court decisions and other similar events that affect the timing of revenue recognition.

Operating Expenses

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Total operating expenses for the fiscal year ended December 31, 2004 were $4,055,210 as compared to $3,711,349 during the fiscal year ended December 31, 2003, representing a 9.3% increase. The increase in total operating expenses was primarily attributable to increased professional fees incurred as a result of the Company's registration obligations as a reporting issuer that was offset partially by a decrease in sales commissions. General and administrative expenses increased in fiscal 2004 as a result of our increasing collection fees and lien searches for Velocity Investments and the commencement of payroll.

         Comparison of the Fiscal Year Ended December 31, 2003 to the Fiscal Year Ended December 31, 2002.

         Total operating expenses for the fiscal year ended December 31, 2003 were $3,711,349 as compared to $3,838,087 during the fiscal year ended December 31, 2002, representing a 3.3% decrease. The decrease in total operating expenses was primarily attributable to a decrease in sales commissions that was offset by an increase in general and administrative expenses and professional fees. General and administrative expenses increased in fiscal 2003 as a result of our increasing collection fees and lien searches for Velocity Investments.

         Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004.

         Total operating expenses for the three months ended March 31, 2005 were $1,598,554 as compared to $341,059 during the same period in the prior fiscal year, representing a 369% increase. The increase in total operating expenses was primarily attributable to increased professional fees incurred as a result of our registration obligations as a reporting issuer and an increase in the cost of real property that was offset partially by a decrease in sales commissions. General and administrative expenses increased in the three months ended March 31, 2005 as a result of our increasing collection fees and lien searches for Velocity Investments and the commencement of payroll.

Other Income (Expense)

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Interest expense in the fiscal year ended December 31, 2004 was $338,525 as compared to $329,740 in the fiscal year ended December 2003, representing a 2.7% increase. The increase in interest expense was primarily attributable to increases in long term borrowings. During fiscal 2004, the Company recognized no other income as compared to other income of $67,450 in fiscal 2003, all of which was derived from other J. Holder operations.

         Comparison of the Fiscal Year Ended December 31, 2003 to the Fiscal Year Ended December 31, 2002.

         Interest expense in the fiscal year ended December 31, 2003 was $329,740 as compared to $265,025 in the fiscal year ended December 2002, representing a 19.6% increase. The increase in interest expense was primarily attributable to increases in long term borrowings, including the execution of a capital lease by Velocity Investments. During fiscal 2003, the Company recognized other income of $676,450 as compared to no other income in fiscal 2002, all of which was derived from other J. Holder operations.

         Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004.

         Interest expense in the three months ended March 31, 2005 was $8,103 as compared to $98,668 in the same period in the prior fiscal year. The decrease in interest expense was primarily attributable to decreases in long term borrowings. During the three months ended March 31, 2005, we recognized no other income as compared to other income of $24,337 in the same period in the prior fiscal year, all of which was derived from other J. Holder operations.

Net Income (Loss)

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Net income for the fiscal year ended December 31, 2004 was $154,152 as compared to net income for the fiscal year ended December 31, 2003 of $30,668, representing a 403% increase. The increase in net income is primarily attributable to an increase in revenue from operations at Velocity Investments, our consumer receivables subsidiary.

         Comparison of the Fiscal Year Ended December 31, 2003 to the Fiscal Year Ended December 31, 2002.

         Net income for the fiscal year ended December 31, 2003 was $30,668 as compared to a net loss for the fiscal year ended December 31, 2002 of $62,344. The increase in net income is primarily attributable to new operations at Velocity Investments which were not present in fiscal 2002.

         Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004.

         Net income for the three months ended March 31, 2005 was $64,902 as compared to a net loss for the same period in the prior fiscal year of $37,073. The increase in net income is primarily attributable to an increase in revenue from operations at Velocity Investments.

Liquidity and Capital Resources

         At March 31, 2005, the Company had $1,758,758 in cash and cash equivalents and trade accounts payable in the amount of $103,285. Management believes that the net of such funds, together with the proceeds from the sale of notes discussed below, the revenues expected to be generated from operations and its recent line of credit will be sufficient to finance operations for the foreseeable future.

         In order to expand operations by, among other things, purchasing additional portfolios of receivables, the Company has been seeking to raise additional capital by way of the sale of equity securities and obtaining a bank line of credit. From October 2004 through January 3, 2005, the Company raised an aggregate of $3,363,529.50 (approximately $3,100,000 after deducting expenses and commissions associated with the sale) of additional equity capital by the sale of 2,242,353 units of its securities in private placement. Each unit is comprised of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock for $2.50 per share exercisable for a period of five years.

         On January 27, 2005, Velocity Investments entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc., a California corporation, in which Wells Fargo Foothill agreed to provide Velocity Investments with a two year $12,500,000 senior credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo Foothill under specific eligibility criteria set forth in the Loan and Security Agreement.

         Simultaneous with the Loan and Security Agreement, the following agreements were also entered into with Wells Fargo Foothill: a Continuing Guaranty, in which we unconditionally and irrevocably guaranteed Velocity's obligations under the Loan and Security Agreement; a Security and Pledge Agreement, in which we pledged all of our assets to secure the credit facility, including, but not limited to, all of our stock ownership of J. Holder and all our membership interests in Velocity Investments and VOM; and a Subordination Agreement, in which all sums owing to the Company by Velocity Investments as an intercompany payable for advances or loans made or property transferred to Velocity Investments will be subordinated to the credit facility to the extend that such sums, when added to Velocity Investment's membership interest in the parent does not exceed $3,250,000. In addition, three of our executive officers, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., provided joint and several limited guarantees of Velocity Investment's obligations under the Loan and Security Agreement.

         In the Loan and Security Agreement, Wells Fargo Foothill has agreed to advance to Velocity Investments up to $12,500,000 to be used to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by Wells Fargo Foothill under specific eligibility criteria set forth in the Loan and Security Agreement. The interest rate on the loan is 3.50% above the prime rate of Wells Fargo Bank, N.A. The maturity date of the facility is January 27, 2008.

         Use of the senior credit facility is subject to Velocity Investments complying with certain restrictive covenants under the Loan and Security Agreement, including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control of Velocity Investments; a restriction on entering into transactions with affiliates outside the course of Velocity Investment's ordinary business; and a restriction on making payments to the Company in compliance with the Subordination Agreement. In addition, Velocity Investments has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo Foothill financed portfolios, and, until Velocity Investment's member's equity equals or exceeds $3,250,000, Velocity Investments has agreed to maintain at least $3,250,000 in member's equity and subordinated debt. We have also agreed to maintain at least $6,000,000 in stockholder's equity and subordinated debt for the duration of the facility.

         On April 15, 2005, we sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30, 2005. The entire principal of each note is payable on April 15, 2006 unless the holder thereof gives written notice to us 90 days prior to April 15, 2006 that it elects to extend his, her or its note, in which event the entire principal thereof is payable on April 15, 2007.

Trends

         As a result of the Company's recent line of credit, the Company anticipates it will incur significant increases in interest expense offset, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense. The Company is not presently aware of any other known trends that may have a material impact on its revenues. The Company does not believe that the recent increases in interest rates, and the anticipated continuing gradual increases in interest rates, has had or will have a material adverse affect upon the Company's business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers

         Our executive officers are identified in the table below:

                                        Year Became An
                                          Executive
       Name                    Age         Officer                  Positions
---------------------------   -------  ---------------   ---------------------------------------
John C. Kleinert..........      46          2004         President, Chief Executive Officer(1)
James J. Mastriani .......      35          2004         Chief Financial and Chief Legal Officer
W. Peter Ragan, Sr........      58          2004         Vice President(1)
W. Peter Ragan, Jr........      34          2004         Treasurer and Secretary

(1)  Such person is also a member of our board of directors.

(a) There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests.

(b) The following brief biographies contain information about our directors and our executive officers. The information includes each person's principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. Except for the relationship of Mr. Ragan, Sr. and Mr. Ragan, Jr., who are father and son, there are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

John C. Kleinert earned a Bachelor of Science degree in Chemical Engineering from Princeton University in 1981. In 1982 Mr. Kleinert was hired by Goldman Sachs in New York and from 1982-1990 he traded various municipal products and was appointed head of the Municipal Trading Desk in 1991. In 1994 Mr. Kleinert was elected a general partner of the firm and served in that capacity until the end of 1997 when he retired and became a limited partner. Since retiring from

Goldman Sachs and prior to his full time employment by us as president and chief executive office, Mr. Kleinert pursued several business ventures, including managing a trading operation, JCK Investments, which invested in equities, bonds, commodities and options. He is also a co-founder of our company.

James J. Mastriani received a Bachelor of Arts degree in 1992 from Georgetown University and earned his juris doctorate from the Seton Hall University School of Law in 1997. After graduating from law school, Mr. Mastriani was in-house counsel for SBC Warburg Dillon Read Inc., providing legal advice and transactional support to the broker-dealer subsidiary of Swiss Bank Corporation. >From 1998 to 2004, Mr. Mastriani practiced at the New York office of international law firm Skadden, Arps, Slate, Meagher and Flom LLP, where he was responsible for providing legal and regulatory advice to clients in the financial services and consumer finance industries.

W. Peter Ragan, Sr. received a Bachelor of Science in Marketing from LaSalle University in 1968 and earned his law degree from the Seton Hall University School of Law in 1974. Since his graduation he has practiced primarily in the area of creditor's rights. Mr. Ragan practiced with the firm of Schaefer and Crawford in Ocean Township, New Jersey, from 1974 to 1979 where he specialized in municipal law and creditor's rights. From 1979 through May of 1998, Mr. Ragan was a principal of Blankenhorn & Ragan, PC, and its predecessor partnership. In May of 1998, the firm of Ragan & Ragan, P.C. was created where Mr. Ragan is presently senior partner and continues with his focus upon creditor's rights. Mr. Ragan has been a member of the New Jersey State Bar since 1974 and is also admitted to practice before the United States District Court for the District of New Jersey, United States Third Circuit Court of Appeals and the United States Supreme Court. Mr. Ragan is also a co-founder of our company.

W. Peter Ragan, Jr. earned a Bachelor of Science in Management and Marketing from Manhattan College 1992 and graduated, cum laude, from the Seton Hall University School of Law in May of 1996. In 2001, Mr. Ragan received a Masters Degree in Business Administration from Monmouth University. After Mr. Ragan's graduation from Seton Hall he was employed by Blankenhorn & Ragan, PC as a litigation associate. He has handled cases involving creditor's rights, collection and bankruptcy litigation practice. In May of 1998, Mr. Ragan became a partner in the firm Ragan & Ragan, P.C. and now manages Ragan & Ragan, P.C.'s volume collection practice. Mr. Ragan is a member of the New York and New Jersey State Bars and is also admitted to practice before the United States District of New Jersey, the United States District Court for the Southern District of New York, and the United States Third Circuit Court of Appeals. Mr. Ragan is also a co-founder of our company.

Board of Directors

Our board of directors is identified in the table below:

                                           Year Became A
            Name                 Age          Director        Background
---------------------------     -------    --------------   -------------------
John C. Kleinert..........       46             2004        Co-Founder
W. Peter Ragan, Sr........       58             2004        Co-Founder

(a) There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests.

(b) None of our directors received any additional compensation for his or her services as a director.

(c) During 2005, we plan to expand our board of directors by adding up to three independent directors.

                             EXECUTIVE COMPENSATION

Compensation

         On January 1, 2004, we entered into an employment contract with John C. Kleinert. We agreed to employ Mr. Kleinert as our President for a period of two years at an annual salary of $100,000. On the same date, our wholly owned subsidiary, J. Holder, Inc., entered into an employment contract with Mr. Kleinert in which it agreed to employ Mr. Kleinert as its President for a period of two years at an annual salary of $50,000. No salary was paid or accrued under either employment contract until September 1, 2004, when each contract was amended to provide for the commencement of payment. Mr. Kleinert devotes all of his business time to our affairs and those of J. Holder as provided under his employment contracts.

         On January 1, 2004, our wholly owned subsidiary, VOM, LLC, entered into an employment contract with W. Peter Ragan, Sr. in which it agreed to employ Mr. Ragan, Sr. as its President for a period of two years at an annual salary of $50,000. No salary was paid or accrued under such employment contract until September 1, 2004, when such contract was amended to provide for the commencement of payment. Mr. Ragan, Sr. devotes approximately 50% of his business time to the affairs of VOM in accordance with the terms of his employment contract.

         On January 1, 2004, our wholly owned subsidiary, Velocity Investments, LLC, entered into an employment contract with W. Peter Ragan, Jr. in which it agreed to employ Mr. Ragan, Jr. as its President for a period of two years at an annual salary of $50,000. No salary was paid or accrued under such employment contract until September 1, 2004, when such contract was amended to provide for the commencement of payment. Mr. Ragan, Jr. devotes approximately 50% of his business time to the affairs of Velocity Investments in accordance with the terms of his employment contract

         On September 8, 2004, we entered into an employment contract with James
J. Mastriani in which we agreed to employ Mr. Mastriani as our Chief Financial Officer and our Chief Legal Officer for a period of three years ending September 1, 2007 at an annual base salary of not less than $150,000, with annual increases and annual bonuses determined at the discretion of our board of directors and calculated in same manner as other executives. Additionally, we agreed to grant Mr. Mastriani equity securities pursuant to our 2004 Equity Incentive Program. The amount, type and terms of the equity securities to be granted to Mr. Mastriani will be determined by our board of directors and Mr. Mastriani. Mr. Mastriani devotes all of his business time to our affairs as provided under his employment contract.

         Our board of directors presently consists of two of our executive officers. We are not currently providing any compensation to such members for serving in such capacity. During 2005, we anticipate adding independent directors at which time we will consider compensating the independent members.

Compensation Pursuant to Plans

         As of December 31, 2003, we had not adopted an equity compensation plan. In March 2004, we approved the 2004 Equity Incentive Program. Such Program provides for the grant of incentive stock options, nonqualified stock options, restricted stock grants, including, but not limited to, unrestricted stock grants, as approved by the Board or a committee of the board. Incentive stock options granted under the Program are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified stock options granted under the Program are intended not to qualify as incentive stock options under the Internal Revenue Code.

         The total number of shares of the Company's common stock that may be issued under the Program upon the exercise of all option granted under the Program or the satisfaction by all recipients of all conditions necessary for the receipt of restricted stock awards and/or unrestricted stock awards may not exceed 13,000,000, of which 6,500,000 shares shall be available for issuance under incentive stock options and 6,500,000 shares shall be available for issuance under nonqualified stock options, restricted stock awards and/or unrestricted stock awards. No awards have been made under the Program as of the date of this prospectus.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to us, as of May
19, 2005 with respect to the beneficial ownership of the outstanding shares of common stock giving effect to the Reverse Split by (i) any holder of more than five percent (5%) of the outstanding shares; (ii) our officers and directors;
and (iii) our officers and directors as a group:

                                                                                     Percentage (%) of
                                                            Shares of Common Stock       Common
            Name And Address Of Beneficial Owner(1)                 Owned                Stock(2)
---------------------------------------------------------  -----------------------  ------------------
John C. Kleinert(3)(6)...................................           9,255,323              58.1
James J. Mastriani(5)....................................                   0                --
W. Peter Ragan, Sr.(4)(5)................................           2,343,652              14.4
W. Peter Ragan, Jr.(4)(5)................................           2,343,652              14.4
All officers and directors as a group (four persons).....          13,842,627              86.9

(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403 (b) of Regulation S-B of the Securities Exchange Act of 1934.

(2) Percentages are approximate and exclude shares issuable upon outstanding warrants and options.

(3) The business address of Mr. Kleinert is 48 Franklin Turnpike, 3rd Fl, Ramsey, NJ.

(4) Includes 309,250 shares of common stock issuable upon the exercise of warrants issued to each of Mr. Ragan Sr. and Mr. Ragan Jr. in connection with the merger with STB.

(5) The business address of the stockholder, director or officer, as the case may be, noted above is 3100 Rt. 138, Wall, NJ.

(6) Includes 1,718,500 shares of common stock issuable upon the exercise of warrants issued to Mr. Kleinert in connection with the merger with STB.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, no transactions have occurred since the beginning of the Company's last fiscal year or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of the Company's securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest:

         1. As a result of the merger with STB, the Company's business office at 3100 Route 138 West, Wall, New Jersey 07719 is leased for a two year period from a company owned by Messrs. Ragan and has an annual lease payment of $9,000.

         2. In August 2004, effective as of June 30, 2004, we issued an aggregate of 4,084,724 shares of our common stock to three holders of $3,676,252 of the Company's indebtedness, including the Company's Chief Executive Officer, John C. Kleinert, in exchange for the cancellation thereof on the basis of one share per $.90 of indebtedness.

         3. We engage Ragan & Ragan, P.C. to pursue legal collection of our receivable portfolios, interests in distressed real property and tax lien certificates. Both Messrs. Ragan, Sr. and Ragan, Jr. are partners of Ragan & Ragan, P.C. The fee arrangements between our subsidiaries and Ragan & Ragan, P.C. have been reviewed and approved by all of the members of a committee appointed by our board of directors other than Mr. Ragan, Sr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee. During fiscal year 2004 and the three months ended March 31, 2005, our subsidiary Velocity Investments, paid Ragan & Ragan, P.C. an aggregate of $554,770 and $198,384, respectively, our subsidiary J. Holder, paid Ragan & Ragan, P.C. an aggregate of $71,689 and $19,418, respectively, and our subsidiary, VOM, paid Ragan & Ragan, P.C. an aggregate of $6,625 and $5,635, respectively.

         It is the Company's policy, with respect to insider transactions, that all transactions between the Company, its officers, directors and principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from an unrelated third parties in arms-length transactions, and that all such transactions shall be approved by a majority of the disinterested members of the Board of Directors. The Company believes that the transaction described above complies with such policy.

         Except for the relationship of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. who are father and son none of our officers and directors are related.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of "blank check" preferred stock, par value $.001 per share. No other classes of capital stock are authorized. The relative rights of our common stock are defined by our Certificate of Incorporation, as described below, as well as by our Bylaws and the Private Corporation Law of the State of Delaware.

Common Stock

         Holders of common stock are entitled to one vote per share on matters acted upon at any stockholders' meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of the Company, each holder of common stock is entitled to share ratably in all assets of the Company remaining after the payment of liabilities. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and nonassessable.

         As of May 19, 2005, there were 266 registered holders of record of our common stock.

"Blank Check" Preferred Stock

         Our board of directors is expressly authorized at its discretion, to adopt resolutions to issue shares of preferred stock, to fix the number of such shares and to change the number of such shares constituting any series and to provide for or change the voting powers designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment regarding the best interests of the Company and its stockholders.

         Any issuance of preferred stock with voting rights, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

         As of May 19, 2005, no series of preferred stock has been designated and no shares of preferred stock have been issued.

Warrants

         Each of the warrants is exercisable anytime during the five year period from the date of issuance for shares of common stock at an exercise price per share of $2.50 with the exception of the warrants issued in connection with the STB merger which are exercisable at a rice per share of $1.04 and the shares issued in the private placement consummated in connection with such merger which are exercisable at a price per share of $1.04.

Option

         The option granted The Del Mar Consulting Group, Inc. for 250,000 shares of common stock is exercisable anytime during the five year period from the date of issuance for shares of common stock at an exercise price per share of $2.50.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our Common Stock is quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "VCYA.OB" (the common stock formerly traded under the symbol "TLOP"). Set forth below are the high and low bid prices for our common stock for each quarter during the last two fiscal years and the interim period ended March 31, 2005.

        Period Ended                                   High Bid       Low Bid
----------------------------------------------------  ----------     ----------
Quarter Ended March 31, 2005 .......................  $     4.45     $     2.10
Quarter Ended December 31, 2004 ....................  $     3.55     $     1.50
Quarter Ended September 30, 2004 ...................  $     3.15     $     1.60
Quarter Ended June 30, 2004(1) .....................  $     4.00     $     1.56
Quarter Ended March 31, 2004(1)(2) .................  $     4.16     $      .78

Quarter Ended December 31, 2003(1)(2) ..............  $      .78     $      .78
Quarter Ended September 30, 2003(1)(2) .............  $     1.43     $      .78
Quarter Ended June 30, 2003(1)(2) ..................  $     1.56     $     1.43
Quarter Ended March 31, 2003(1)(2) .................  $     1.69     $     1.56

(1) Prices adjusted retroactively to reflect 13 for 1 reverse stock split which occurred April 12, 2004. These adjusted prices are not necessarily indicative of what the price might have been if such reverse split had occurred prior to April 12, 2004.

(2) On February 3, 2004, we acquired STB in a merger. Prior to that date we had virtually no active business operations.

         On May 19, 2005, the closing bid and asked prices for our common stock as reported on the OTC Bulletin Board was $2.20. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.

                             DESCRIPTION OF PROPERTY

         Prior to the merger with STB, we did not lease any premises for our executive or corporate offices. Following the merger, both our executive/corporate offices at 48 Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and our business office at 3100 Route 138 West, Wall, New Jersey 07719 are located in leased space. The executive/corporate office is approximately 500 square feet and is subject to a one year lease from an unrelated third party and has an annual lease payment of $12,000. The business office is approximately 1000 square feet and is subject to a two year lease from a company owned by Messrs. Ragan and Ragan and has an annual lease payment of $9,000.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         The Company's accountant, Robert C. Seiwell, Jr. CPA, resigned effective December 14, 2003. The reports for the quarters ended June 30, 2003 and September 30, 2003 were reviewed by Mr. Seiwell. The reports did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern uncertainty. In addition, there were no disagreements, disputes or differences of opinion with Robert C. Seiwell, Jr. CPA on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of Robert C. Seiwell, Jr. CPA would have caused Robert C. Seiwell, Jr. CPA to make reference to the matter in its report.

         On February 10, 2004, Spicer, Jeffries & Company, LLC, the principal accountant engaged to audit the financial statements of STB, Inc. for the fiscal year ended December 31, 2002 resigned. The report of such firm on such financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there were no disagreements, disputes or differences of opinion with Spicer, Jeffries & Company, LLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of such firm would have caused such firm to make reference to the matter in its report.

         On February 10, 2004, the Registrant engaged Cowan, Gunteski & Co., P.A., an independent public accounting firm, to act as the Registrant's independent auditors. Such engagement was approved by our board of directors.

         During the fiscal years ended December 31, 2002 and December 31, 2003 and through the date of engagement, neither the Registrant nor anyone on its behalf consulted with Cowan, Gunteski & Co., P.A. with respect to any matters or events, including any matters or events set forth and described in Items 304(a)
(2) (i) and (ii) of Regulation S-K.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon for us by Steven A. Saide, Esquire.

                                     EXPERTS

         The consolidated financial statements of the Company for the years ended December 31, 2004 and 2003, included in this prospectus, have been included in this prospectus in reliance upon the report of Cowan, Gunteski & Co., PA, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                         Velocity Asset Management, Inc.
                           3100 Route 138W, Building 1
                  Wall, NJ 07719 Attention: James J. Mastriani
                                 (732) 556-9090

         You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of Velocity Asset Management, Inc. and Subsidiaries
Ramsey, New Jersey

We have audited the accompanying consolidated balance sheets of Velocity Asset Management, Inc. and subsidiaries, as of December 31, 2004 and 2003 and the related consolidated statements of income (loss), consolidated statement of retained earnings (deficit) and consolidated statements of cash flows for Velocity Asset Management, Inc. and subsidiaries for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Velocity Asset Management, Inc. and subsidiaries for the year ended December 31, 2002, were audited by other auditors whose report dated July 11, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Velocity Asset Management, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Cowan and Gunteski & Co., P.A.

Toms River, New Jersey

April 12, 2005, except as to Notes 2, 11
and 15, which are as of May 20, 2005

          Velocity Asset Management, Inc. (Formerly Tele-Optics, Inc.)

                           CONSOLIDATED BALANCE SHEETS
               March 31, 2005 and 2004, December 31, 2004 and 2003

                       ASSETS                                        March 31,                   December 31,
                                                                2005           2004            2004          2003
                                                             (Unaudited)    (Unaudited)     (Audited)          *
                                                            ------------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and Cash Equivalents                                 $  1,758,758   $    424,659   $  1,423,123   $    540,427
  Accounts Receivable                                             34,316         14,948        815,251        207,971
  Property Inventory Owned                                     1,763,261      1,859,284      2,150,860      1,139,670
  Deposits on Properties                                         122,000         72,500        120,000        127,500
  Tax Certificates Held
    and Accrued Interest Recievable, net of discounts            679,040        892,810        702,117      1,009,073
  Finance Receivables                                          7,195,017      1,715,088      3,237,852      1,767,166
  Other Current Assets                                            68,611         13,000              -              -
                                                            ------------   ------------   ------------   ------------

Total Current Assets                                          11,621,003      4,992,289      8,449,203      4,791,807
                                                            ------------   ------------   ------------   ------------

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation                                                    44,018              -         47,198              -
                                                            ------------   ------------   ------------   ------------

OTHER ASSETS
  Deferred Income Tax Asset - Non-Current                        178,000              -        221,500              -
  Other Asset                                                    213,889              -         75,000              -
                                                            ------------   ------------   ------------   ------------

    Total Other Assets                                           391,889              -        296,500              -
                                                            ------------   ------------   ------------   ------------

    Total Assets                                            $ 12,056,910   $  4,992,289   $  8,792,901   $  4,791,807
                                                            ============   ============   ============   ============

* - Issued as an audited consolidated balance sheet of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.


                See Accompanying Notes and Independent Registered
                         Public Accounting Firm's Report

          Velocity Asset Management, Inc. (Formerly Tele-Optics, Inc.)

                           CONSOLIDATED BALANCE SHEETS
               March 31, 2005 and 2004, December 31, 2004 and 2003

               LIABILITIES AND STOCKHOLDERS'/
                  MEMBERS EQUITY(DEFICIT)                               March 31,                     December 31,
                                                                   2005            2004            2004           2003
                                                               (Unaudited)     (Unaudited)      (Audited)           *
                                                               ------------    ------------    ------------    ------------
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses                        $    103,285    $    214,803    $      1,937    $    191,622
  Short-Term Borrowings Under Line of Credit                      3,178,726         905,477               -         705,477
  Current Portion of Long-Term Debt                                 250,000       1,956,036         250,000       2,306,036
  Income Taxes Payable                                              (18,187)          2,567          13,550           2,567
  Deferred Income Tax Liability - Current                            16,000               -          11,800               -
  Current Portion of Obligations Under Capital Lease                590,965         408,981         709,157         436,752
                                                               ------------    ------------    ------------    ------------

    Total Current Liabilities                                     4,120,789       3,487,864         986,444       3,642,454
                                                               ------------    ------------    ------------    ------------

LONG-TERM LIABILITIES
  Obligations Under Capital Lease, less current portion                   -         691,389               -         742,413
  Long-Term Debt, less current portion                                    -         499,020               -         499,020
                                                               ------------    ------------    ------------    ------------

    Total Long-Term Liabilities                                           -       1,190,409               -       1,241,433
                                                               ------------    ------------    ------------    ------------

    Total Liabilities                                             4,120,789       4,678,273         986,444       4,883,887
                                                               ------------    ------------    ------------    ------------

STOCKHOLDERS' / MEMBERS EQUITY (DEFICIT)
  Common Stock, $0.001 par value, 40,000,000 shares
    Authorized 13,585,345 shares Issued and Outstanding
    and $1.00 par value Retroactively Restated Prior to
    the Reverse Acquisition Pursuant to Recapitalization             15,928         100,000          15,795          13,005
  Additional Paid In Capital                                      7,885,455         492,688       7,820,826               -
  Retained Earnings (Deficit)                                        34,738        (278,672)        (30,164)       (105,085)
                                                               ------------    ------------    ------------    ------------

  Total Stockholders'/Members' Equity (Deficit)                   7,936,121         314,016       7,806,457         (92,080)
                                                               ------------    ------------    ------------    ------------

    Total Liabilities and Stockholders'/ Members'
     Equity (Deficit)                                          $ 12,056,910    $  4,992,289    $  8,792,901    $  4,791,807
                                                               ============    ============    ============    ============

* - Issued as an audited consolidated balance sheet of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.


                See Accompanying Notes and Independent Registered
                         Public Accounting Firm's Report

          Velocity Asset Management, Inc. (Formerly Tele-Optics, Inc.)

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
               For the Three Months Ended March 31, 2005 and 2004
               and For the Years Ended December 31, 2004 and 2003

                                                          Three Months Ended March 31,      Years Ended December 31,
                                                               2005            2004            2004          2003
                                                           (Unaudited)     (Unaudited)      (Audited)          *
                                                          ------------    ------------    ------------    ------------
REVENUES
  Sale of Real Property                                   $  1,216,478    $    163,366    $  2,369,564    $  3,399,164
  Collections on Credit Card Receivables                       498,855         161,378       1,726,356         297,360
  Interest Income - Tax Certificates Held and Other             60,258          53,573         260,269         310,350
                                                          ------------    ------------    ------------    ------------

    Total Revenues                                           1,775,591         378,317       4,356,189       4,006,874
                                                          ------------    ------------    ------------    ------------

OPERATING EXPENSES
  Cost of Real Property                                        991,196         199,124       2,278,592       3,100,290
  Consulting Fees                                                    -           7,611         416,287         117,992
  Professional Fees                                            356,249         108,505       1,006,337         341,320
  General and Administrative Expenses                          251,109          85,020         353,994         151,747
                                                          ------------    ------------    ------------    ------------

    Total Operating Expenses                                 1,598,554         400,260       4,055,210       3,711,349
                                                          ------------    ------------    ------------    ------------

    Income (Loss) from Operations                              177,037         (21,943)        300,979         295,525
                                                          ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
  Interest Expense                                              (8,103)        (96,750)       (338,525)       (329,740)
  Other Income                                                       -          24,337               -          67,450
                                                          ------------    ------------    ------------    ------------

    Total Other Income (Expense)                                (8,103)        (72,413)       (338,525)       (262,290)
                                                          ------------    ------------    ------------    ------------

Income (Loss) Before Tax Provision                             168,934         (94,356)        (37,546)         33,235

Provision for Income Taxes                                     104,032               -        (191,698)          2,567
                                                          ------------    ------------    ------------    ------------

Net Income (Loss)                                         $     64,902    $    (94,356)   $    154,152    $     30,668
                                                          ============    ============    ============    ============

Weighted Average Common Shares - Basic                      15,923,244      63,333,345      27,047,005      13,005,000
                                                          ============    ============    ============    ============

Net Income (Loss) per Common Share - Basic                $       0.00    $      (0.00)   $       0.01    $       0.01
                                                          ============    ============    ============    ============

Weighted Average Common Shares - Diluted                    55,632,204      63,333,345      36,451,226      13,005,000
                                                          ============    ============    ============    ============

Net Income (Loss) per Common Share - Diluted              $       0.00    $      (0.00)   $       0.00    $       0.01
                                                          ============    ============    ============    ============

* - Issued as an audited consolidated statement of income of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.


                See Accompanying Notes and Independent Registered
                         Public Accounting Firm's Report

          Velocity Asset Management, Inc. (Formerly Tele-Optics, Inc.)

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)/MEMBERS EQUITY (DEFICIT)
               For the Three Months Ended March 31, 2005 and 2004
               and For the Years Ended December 31, 2004 and 2003


                                                                                                                          Total
                                                                  Common Stock                                        Stockholders'/
                                                           ---------------------------    Additional      Retained        Members'
                                                             Number of                     Paid in        Earnings        Equity
                                                              Shares       Par Value       Capital        (Deficit)      (Deficit)
                                                           ------------   ------------   ------------   ------------   -------------
**BALANCES, January 1, 2003                                  13,005,000   $     13,005   $          -   $   (134,753)  $   (121,748)

Member Withdrawal                                                     -              -              -         (1,000)        (1,000)

Net Income                                                            -              -              -         30,668         30,668
                                                           ------------   ------------   ------------   ------------   ------------

*BALANCES, December 31, 2003                                 13,005,000         13,005              -       (105,085)       (92,080)

February 3, 2004 - Reverse Acquisition:
   Issuance of Stock Pursuant to the Reverse Acquisition
   (See Note 12 for Details)                                 79,682,500         79,683              -              -         79,683

   Net Income of Subsidiary (i.e. Tele-Optics, Inc.)
   through February 3, 2004 (Date of Acquisition) and
   the prior years' accumulated deficit                               -              -              -        (79,231)       (79,231)

   Sale of Stock Pursuant to the Private Placement (See
   Note 12 for Details)                                       7,312,500          7,312        492,688              -        500,000

Net Loss - For the Three Months Ended March 31, 2004                  -              -              -        (94,356)       (94,356)
                                                           ------------   ------------   ------------   ------------   ------------

*** BALANCES, March 31, 2004                                100,000,000        100,000        492,688       (278,672)       314,016

April 8, 2004 - Reverse Stock Split:
   Issuance of Stock Pursuant to Right to Receive Clause     23,505,000         23,505        (23,505)             -              -

   Reverse Stock Split (13:1) (See Note 13 for Details)    (114,004,379)      (114,004)       114,004              -              -

August 12, 2004 - Debt Conversion for Stock (See Note 16
for Details)                                                  4,084,724          4,085      3,672,167              -      3,676,252

Private Offering of up to 3,500,000 units. Each unit is
comprised of one share of common stock and a warrant to
purchase one-fifth of one share of common stock for $2.50
per share within the next five years:
   October 4, 2004 - First Tranche Closing                      620,333            620        929,880              -        930,500
   December 22, 2004 - Second Tranche Closing                   928,503            929      1,391,826              -      1,392,755
   December 31, 2004 - Third Tranche Closing                    560,167            560        839,690              -        840,250

December 16, 2004 - Commencement Bonus - Issued to a
consultant with a non-qualified option to purchase 250,000
additional shares of common stock for $2.50 per share
within the next five years                                      100,000            100        149,900              -        150,000

December 28, 2004 - Issuance of warrants for services
rendered by two unrelated corporations pursuant to a
business advisory agreement dated January 30, 2004 and
an independent consulting agreement dated December 16,
2004 (See Note 15)                                                    -              -        254,176              -        254,176

Net Income - For the Nine Months Ended December 31, 2004              -              -              -        248,508        248,508
                                                           ------------   ------------   ------------   ------------   ------------

BALANCES, December 31, 2004                                  15,794,348         15,795      7,820,826        (30,164)     7,806,457

Private Offering of up to 3,500,000 units. Each unit is
comprised of one share of common stock and a warrant to
purchase one-fifth of one share of common stock for $2.50
per share within the next five years:
   January 5, 2005 - Fourth Tranche Closing                     133,350            133        199,891              -        200,024

Commissions Paid in Conjunction with Private Closing                  -              -       (135,262)             -       (135,262)

Net Income - For the Three Months Ended March 31, 2005                -              -              -         64,902         64,902
                                                           ------------   ------------   ------------   ------------   ------------

BALANCES, March 31, 2005                                     15,927,698   $     15,928   $  7,885,455   $     34,738   $  7,936,121
                                                           ============   ============   ============   ============   ============

* - Issued as an audited consolidated statement of retained earnings (deficit) of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.

** - Issued as an audited combined statement of retained earnings (deficit) / members' equity (deficit) of J. Holder, Inc. and VOM, LLC, prior to the reverse acquisition of Tele-Optics, Inc.

*** - Unaudited


                See Accompanying Notes and Independent Registered
                         Public Accounting Firm's Report

          Velocity Asset Management, Inc. (Formerly Tele-Optics, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2005 and 2004
               and For the Years Ended December 31, 2004 and 2003

                                                                       Three Months Ended March 31,      Years Ended December 31,
                                                                            2005            2004           2004            2003
                                                                        (Unaudited)     (Unaudited)      (Audited)           *
                                                                       ------------    ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                                    $     64,903    $    (94,356)   $    154,152    $     30,668
  Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities
    Depreciation                                                             18,186               -           5,147               -
    Stock and Warrants Issued in Lieu of Services Rendered                        -               -         404,176               -
    (Increase) Decrease in:
      Accounts Receivable                                                   780,935         193,024        (607,280)       (207,970)
      Tax Certificates Held
        and Accrued Interest Recievable, Net of Discounts                    23,077         116,263         306,956         924,961
      Property Inventory Owned                                              387,597        (719,614)     (1,011,190)        441,482
      Finance Receivables                                                (3,957,165)         52,078      (1,470,686)     (1,767,166)
      Deposits on Properties                                                 (2,000)         55,000           7,500        (102,500)
      Other Current Asset                                                   (68,611)        (13,000)              -          20,000
      Deferred Income Tax Asset - Non-Current                                43,500               -        (221,500)              -
      Other Assets                                                         (150,000)              -         (75,000)              -
    Increase (Decrease) in:
      Accounts Payable and Accrued Expenses                                 101,349          23,181        (189,685)        109,477
      Deferred Income Tax Liability - Current                                 4,200               -          11,800               -
      Income Taxes Payable                                                  (31,737)              -          10,983           2,567
                                                                       ------------    ------------    ------------    ------------
        Net Cash Provided From (Used by) Operating Activities            (2,785,766)       (387,424)     (2,674,627)       (548,481)
                                                                       ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of Property and Equipment                                      (3,895)              -         (52,345)              -
  Cash Received from Reverse Merger                                               -             452             452               -
                                                                       ------------    ------------    ------------    ------------
      Net Cash Provided From (Used by) Investing Activities                  (3,895)            452         (51,893)              -
                                                                       ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  New Borrowings:
    Short-Term                                                                    -         200,000         500,000               -
    Long-Term                                                             3,178,726               -               -       2,613,899
  Debt Reduction:
    Short-Term                                                             (118,192)              -         (84,281)     (1,770,706)
    Long-Term                                                                     -        (428,796)       (470,008)       (135,714)
Proceeds Received from Private Placement Stock Sale                         200,024         500,000       3,663,505               -
Commission Paid on Private Placement                                       (135,262)              -               -          (1,000)
                                                                       ------------    ------------    ------------    ------------
  Net Cash Provided From (Used by) Financing Activities                   3,125,296         271,204       3,609,216         706,479
                                                                       ------------    ------------    ------------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents                        335,635        (115,768)        882,696         157,998

Cash and Cash Equivalents, Beginning of Year                              1,423,123         540,427         540,427         382,429
                                                                       ------------    ------------    ------------    ------------

Cash and Cash Equivalents, End of Year                                 $  1,758,758    $    424,659    $  1,423,123    $    540,427
                                                                       ============    ============    ============    ============

* - Issued as an audited consolidated statement of cash flows of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.


                See Accompanying Notes and Independent Registered
                         Public Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Nature of Operations
--------------------

On February 3, 2004, Tele-Optics, Inc. (the "Company"), through its wholly owned subsidiary TLOP Acquisition Company, L.L.C. ("TLOP"), entered into a reverse acquisition (the "Reverse Merger") with STB, Inc. and its subsidiaries. On February 3, 2004, STB, Inc. became a wholly owned subsidiary of TLOP. As a result of the Reverse Merger, the Company operates all of its current business activities through its wholly-owned subsidiary TLOP.

Effective April 8, 2004, the Company changed its name from Tele-Optics, Inc. to Velocity Asset Management, Inc. The entities that are included in these financial statements are as follows:

Velocity Asset Management, Inc. (formerly known as Tele-Optics, Inc). - Velocity Asset Management, Inc. (the "Company") was incorporated in the state of Delaware on December 31, 1986. In 1987, the Company issued shares of its common stock pursuant to a public offering. The Company was engaged in the manufacture of optical products until 1991 when all assets and operations were sold.

The Company was inactive from 1992 through 1998. Commencing in 1999, the Company devoted its activities to raising capital, becoming current on all previously delinquent regulatory reporting obligations, and sought to effect a merger or acquisition with a company that management believed to have significant growth potential. On February 3, 2004 (the "Effective Date"), the Company acquired STB, Inc., a New Jersey corporation ("STB"). Accordingly, the Company was classified as a Development Stage Enterprise, effective January 1, 1999 through February 3, 2004.

TLOP Acquisition Company, L.L.C. - TLOP Acquisition Company, LLC ("TLOP") was incorporated in New Jersey as a limited liability company. TLOP is a wholly-owned subsidiary of the Company and pursuant to the Reverse Merger owns 100% of STB, Inc.

STB, Inc. - STB, Inc. ("STB") was incorporated in New Jersey in 2003. Its primary purpose was to act as a holding company for three subsidiaries J. Holder, Inc., VOM, LLC and Velocity Investments, LLC.

J. Holder, Inc. - J. Holder, Inc. ("J. Holder") was formed in 1998 to invest in, and maximize the return on real property being sold at sheriff's foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title.

VOM, L.L.C. - VOM, LLC ("VOM") was formed in 2002 to invest in and maximize the return on New Jersey Municipal Tax Liens. VOM focuses on maximization of profit through legal collections and owned real estate opportunities presented by the current tax lien environment.

Velocity Investments, L.L.C. - Velocity Investments, LLC ("Velocity") was established in 2002 to invest in, and maximize the return on, consumer debt purchased on the secondary market. Velocity purchases consumer debt portfolios at a discount and then liquidates these portfolios through legal collection means.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Acquisition
-------------------

For the purposes of these financial statements, the merger of STB, Inc. into Velocity Asset Management, Inc.'s wholly-owned subsidiary TLOP Acquisition Company, LLC was treated as a reverse acquisition. The merger of a private company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with shareholders of the former public shell continuing only as passive investors. These transactions are considered to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. The acquisition price becomes the net book value of the assets received. No additional cash or boot was exchanged. No goodwill has been recorded, since the net assets acquired equals the capital recorded under the reverse acquisition. Accordingly, the reverse acquisition has been accounted for as a recapitalization (See Note 11 for details regarding the recapitalization).

For accounting purposes, STB, Inc. is considered the acquirer in the reverse acquisition. The statement of operations for Velocity Asset Management, Inc. for the year ended December 31, 2004, includes twelve months of revenues and expenses of STB, Inc and its subsidiaries combined with the revenues and expenses for Tele-Optics, Inc. and its subsidiary for the period from the date of acquisition, February 3, 2004, through December 31, 2004.

Principles of Consolidation
---------------------------

For the purposes of the accompanying financial statements, STB, Inc. is considered the accounting "Parent" company and Tele-Optics, Inc. is considered the subsidiary. Therefore, these financial statements include the combined assets and liabilities of STB, Inc. and its subsidiaries as of December 31, 2004. The statement of operations includes the income and expenses of STB, Inc. and its subsidiaries for the complete year ended December 31, 2004 and the income and expenses of Tele-Optics, Inc. for the period from February 3, 2004 through December 31, 2004. All material intercompany payables, receivables, revenues and expenses have been eliminated for purposes of this consolidation.

Use of Estimates
----------------

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Investments and Revenue Recognition - Property Inventory Owned
--------------------------------------------------------------

Property Inventory Owned consists of investments in real property purchased by the Company for resale are carried at the lower of cost or market value. This includes the cost to purchase the property and repairs or other costs required to get the property ready for resale. The Company recognizes income and related expenses from the sale of real property investments at the date the sale closes.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Revenue Recognition - New Jersey Municipal Tax Liens
------------------------------------------------------------------

The Company records its investments in New Jersey municipal tax liens at cost plus accrued interest. Interest revenue is recognized on the accrual basis of accounting, based on the face value of the tax certificates at the stated rate of 18% per annum. The initial portfolios of liens were purchased at a 2% discount. As required by Accounting Principals Board, Opinion No. 21, "Interest on Receivables and Payables," the discount is recognized over the estimated life of the liens using the interest method.


Investments and Revenue Recognition - Consumer Receivable Portfolios
--------------------------------------------------------------------

The Company purchases consumer receivable portfolios at a substantial discount from their face amount due to a deterioration of credit quality between the origination and the Company's acquisition of the loans. Income is recognized using either the interest method or cost recovery method. Upon acquisition, the Company reviews each portfolio to determine whether each such consumer receivable account is to be accounted for individually or whether such receivables will be assembled into static pools based on common risk characteristics. Once the static receivable pools are created, management estimates the future anticipated cash flows for each pool. If management can reasonably estimate the expected timing and amount of future cash flows the interest method is applied. However, if the expected future cash flows cannot be reasonably estimated, the Company uses the cost recovery method.

Prior to January 1, 2005, the Company accounted for its investment in consumer receivables portfolios using the interest method under the guidance of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Effective January 1, 2005, the Company adopted and began to account for its investment in consumer receivables portfolios using the interest rate method under the guidance of American Institute of Certified Public Accountants ("AICPA) Statement of Position ("SOP") 03-03, "Accounting for Loans or Certain Securities Acquired in a Transfer." This Statement of Position ("SOP") addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows should be recognized prospectively through adjustment of IRR ("Internal Rate of Return") while decreases in expected cash flows should be recognized as impairments.

Under both the guidance of SOP 03-3 and PB-6, as amended, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-3 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lower the IRR) so that the pool will amortize over its expected life using the original IRR. Under our current guidance (PB 6), a decrease in expected cash flows results in a reduction of the IRR and therefore, the effect of the cash flow reduction is recognized as lower revenue prospectively over the remaining life of the affected pool. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received. Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio, or until such time that the Company considers the collections to be probable and estimable and begins to recognize income based on the interest method as described above. At March 31, 2005, the Company had no consumer receivable portfolios accounted for under the cost recovery method.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Consumer Receivable Portfolio Losses
--------------------------------------------------

The Company establishes valuation allowances for all acquired loans subject to SOP 03-03 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans. At March 31, 2005, the Company had no valuation allowance on its finance receivables. Prior to January 1, 2005, in the event that estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

Fair Value of Financial Instruments
-----------------------------------

Substantially all of the combined Companies' assets and liabilities are carried at fair value or contracted amounts that approximate fair value except the investments in real property, carried at the lower of cost or market value, and the investments in finance receivables, which are carried at cost. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of property deposits, receivables and other assets, which are carried at contracted amounts that approximate fair value. Similarly, the combined Companies' liabilities consist of short term liabilities recorded at contracted amounts that approximate fair value.

Equipment and Depreciation
--------------------------

Property and equipment are recorded at cost. Depreciation is computed under both the straight-line and the double-declining balance methods for financial reporting purposes. Depreciation expense for the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005 and 2004 was $5,147, $-0-, $18,186 and $-0-, respectively.

Income Taxes
------------

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings per Share
------------------

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128) which establishes standards for computing and presenting earnings per share ("EPS") and requires the presentation of both basic and diluted EPS. As a result, primary and fully diluted EPS have been replaced by basic and diluted EPS. EPS is calculated by dividing net income by the weighted-average number of outstanding shares of Common Stock for each year.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Based Compensation
------------------------

The Company has adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results.

Additionally, regarding the treatment of non-employee stock based compensation, the Company followed the guidance of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

Recent Accounting Pronouncements
--------------------------------

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, and in December 2003, issued a revised FIN 46(R), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, both of which address consolidation of variable interest entities. FIN 46 expanded the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation was immediately applicable to variable interest entities created after January 31, 2003. FIN 46 is applicable in 2004 to variable interest entities in which an enterprise holds a variable interest that were acquired before February 1, 2003. The Company's adoption of FIN 46 did not have a material effect on the Company's results of operations, cash flows or financial position.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company's adoption of SFAS No. 149 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company's adoption of SFAS No. 150 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, "Accounting for Certain Loans of Debt Securities Acquired in a Transfer". This Statement of Position ("SOP") addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows should be recognized prospectively through adjustments of IRR ("Internal Rate of Return") while decreases in expected cash flows should be recognized as impairments.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
--------------------------------------------

Under both the guidance of PB 6 and SOP 03-3, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-3 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lower the IRR) so that the pool will amortize over its expected life using the original IRR. Prior to January 1, 2005 under PB-6, a decrease in expected cash flows resulted in a reduction of the IRR and therefore, the effect of the cash flow reduction was recognized as lower revenue prospectively over the remaining life of the affected pool.

Beginning with the adoption of SOP 03-3 in January 2005, when expected cash flows are lower than originally projected, an immediate impairment will be recognized. However, under SOP 03-3 the IRR is not lowered and therefore, more revenue will be recognized over the remaining life of the pool than would be recognized under PB 6. The amount of revenue recognized over the approximate 60 month life of each pool is identical under both PB 6 and SOP 03-3.

The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004 and should be applied prospectively to loans acquired on or before December 15, 2004 as it applies to decreases in expected cash flows.

Comprehensive Income
--------------------

Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," (SFAS 130), requires that total comprehensive income be reported in the financial statements. There were no components of comprehensive income; consequently, no separate statement of comprehensive income has been presented.


NOTE 3 - INVESTMENTS

Investments in Real Property
----------------------------

As discussed in Note 1, investments in real property are made at a discount to fair market value with the focus on acquiring the property for resale or to perfect the partial interest and/or clouded title for resale.

Investments in real property consist of the following:

                                   March 31,      March 31,    December 31,   December 31,
                                     2005           2004           2004           2003
                                 ------------   ------------   ------------   ------------
Total Property Inventory         $  1,382,378   $  1,136,159   $  1,524,810   $  1,139,670
Assignment & Judgments                380,883        723,125        626,050              -
                                 ------------   ------------   ------------   ------------

                                 $  1,763,261   $  1,859,284   $  2,150,860   $  1,139,670
                                 ============   ============   ============   ============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 3 - INVESTMENTS (CONTINUED)

Investments in Municipal Tax Liens
----------------------------------

Investments in New Jersey municipal tax liens consist of the following:

                                   March 31,      March 31,     December 31,   December 31,
                                     2005           2004            2004           2003
                                 ------------   ------------    ------------   ------------
Tax lien certificates            $    409,932   $    585,500    $    432,232   $    679,528
Discount on purchase                        -         (4,925)              -         (4,925)
Accrued interest                      269,108        312,235         269,885        334,470
                                 ------------   ------------    ------------   ------------

                                 $    679,040   $    892,810    $    702,117   $  1,009,073
                                 ============   ============    ============   ============

Interest accrues at 18% per annum based on the lien balance.


NOTE 4 - FINANCE RECEIVABLES

Finance receivables consist of the following:

                                  For the Three Months Ended          For the Years Ended
                                 ----------------------------    ----------------------------
                                   March 31,       March 31,     December 31,    December 31,
                                     2005            2004            2004            2003
                                 ------------    ------------    ------------    ------------
Balance at Beginning
  of Period                      $  3,237,852    $  1,767,166    $  1,767,166    $          -
                                 ------------    ------------    ------------    ------------

Acquisitions and
  Capitalized Costs, Net         $  4,265,931    $     35,833    $  1,860,727    $  1,829,169
                                 ------------    ------------    ------------    ------------

Cash Collections                 $   (807,621)   $   (249,289)   $ (2,116,397)   $   (359,363)
Income Recognized
  on Consumer
  Receivables                         498,855         161,378       1,726,356         297,360
                                 ------------    ------------    ------------    ------------
Cash Collections
  Applied to Principal           $   (308,766)   $    (87,911)   $   (390,041)   $    (62,003)
                                 ------------    ------------    ------------    ------------

Total Tax Certificates,
  Net of Discounts               $  7,195,017    $  1,715,088    $  3,237,852    $  1,767,166
                                 ============    ============    ============    ============

The Company does not accrue interest income and discount amortization on accounts due to the irregularity of collections and no assurance of collections. All loans are distressed and past due.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 4 - FINANCE RECEIVABLES (Continued)

As of March 31, 2005 the company had $7,195,017 in finance receivables. Based upon managements current estimation of future cash collections, principal reductions will be as follows:

   March 31, 2006                                 $ 4,019,928
   March 31, 2007                                   2,765,892
   March 31, 2008                                     269,376
   March 31, 2009                                     110,944
   March 31, 2010                                      26,844
   Thereafter                                           2,033
                                                  -----------
      Total Tax Certificates, Net of Discounts    $ 7,195,017
                                                  ===========

The accretable yield represents the amount of income the Company can expect to generate over the remaining life of its existing portfolios based on estimated cash flows as of March 31, 2005. Changes in the accretable yield are as follows:

                                                            Three Months
                                                                Ended
                                                              March 31,
                                                                2005
                                                           -------------
Balance at Beginning of Period                             $   2,879,823
Income Recognized on Consumer Receivable Portfolios             (498,855)
Additions                                                      7,197,837
Reclassification From Nonaccretable Difference                         -
                                                           -------------

  Balance at End of Period                                 $   9,578,805
                                                           =============


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classifications as follows:

                              March 31,       March 31,      December 31,    December 31,
                                2005            2004             2004             2003
                           -------------    -------------   -------------    -------------
Office Equipment           $      56,240    $           -   $      52,345    $           -
Less: Accumulated
      Depreciation               (12,222)               -          (5,147)               -
                           -------------    -------------   -------------    -------------

                           $      44,018    $           -   $      47,198    $           -
                           =============    =============   =============    =============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 6 - LINE OF CREDIT

The Company had a $2,000,000 line of credit with a shareholder, which was due to expire May 2005, for the purpose of financing the Company's investments in real property. On August 12, 2004, the above line of credit was forgiven in exchange for shares of the Company's common stock, par value $.001 per share at a rate of one share per $0.90 of the Obligation. The total debt forgiveness including accrued interest of $79,489 totaled $984,966. The effective date of this conversion of debt to equity is retroactive to July 1, 2004. Interest at 10% per annum was due upon sale of the real property, based on the number of days the funds were committed to the investment. Each investment was presented on a case-by-case basis for funding approval and, if approved, the asset purchased was assigned as collateral to the shareholder for the funds advanced until the property was sold. Funds advanced were held and disbursed from an attorney trust account. At March 31, 2005 and 2004 and December 31, 2004 and 2003, there was $-0-, $1,094,523, $-0-, and $1,294,523, respectively, available under this line of credit. Interest expense for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 and 2003 was $8,103, $98,668, $124,859 and
$66,237, respectively.


NOTE 7 - LONG-TERM DEBT

Notes payable consist of the following:

                                                                   March 31,                 December 31,
                                                              2005          2004           2004          2003
                                                           -----------   -----------   -----------   -----------
Note payable to an officer and a related trust,
interest in 10% per annum, secured by tax lien
certificates and all other assets of the Company
Principal and interest payable quarterly or, if not
quarterly, at such time as the Company's cash
flow allows, was due July 17, 2004. On August
12, 2004, the above note payable was exchanged
for shares of the Company's common stock, per
value $.001 per share at a rate of one share per
$0.90 of the Obligation.  The total debt forgiveness
including accrued interest of $75,095 totaled
$1,581,131. The effective date of this conversion
of debt to equity is retroactive to July 1, 2004           $         -   $ 1,506,036   $         -   $ 1,506,036

Note payable to Richard Cavanaugh, interest at 6%
per annum, payable quarterly, due April 15, 2005,
upon 30 days notice to the Company, the note
may be payable upon demand and is unsecured                    250,000             -       250,000             -
                                                           -----------   -----------   -----------   -----------

Subtotal                                                   $   250,000   $ 1,506,036   $   250,000   $ 1,506,036
                                                           -----------   -----------   -----------   -----------

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 7 - LONG-TERM DEBT (continued)

                                                                      March 31,                 December 31,
                                                                  2005          2004          2004          2003
                                                              -----------   -----------   -----------   -----------
Balance brought forward                                       $   250,000   $ 1,506,036   $   250,000   $ 1,506,036

Notes payable to an officer, interest at 8% per
annum, unsecured.  All notes originated during the
period of January-May of 2003 and were each due
in five years.  Principal and interest were due on the
anniversary of each note except for the first year,
which payment shall be optional and otherwise
added to the second year payment.  On August 12,
2004, the above notes payable were exchanged for
shares of the Company's common stock, par value
$.001 per share at a rate of one share per $0.90 of
the Obligation.  The total debt exchanged including
accrued interest of $51,798 totalled $550,818.  The
effective date of this conversion of debt to equity is
retroactive to July 1, 2004                                             -       499,020             -       499,020

Note payable to Richard Cavanaugh, interest at
8% per annum payable semi-annually, upon 30
days notice to the Company, the note may be
payable upon demand and is unsecured.  On
August 12, 2004, a $50,000 note payable to
Richard Cavanaugh was exchanged for shares of
the Company's common stock, par value $.001 per
share at a rate of one share per $0.90 of the
obligation.  The total debt totaled $155,015.  The
effective date of the conversion of debt to equity
is retroactive to July 1, 2004                                          -       150,000             -       500,000

Note payable to Michael Kelly, interest at 8%
per annum payable semi-annually; at the
expiration of one year, upon 30 days notice to
the Company, the note could have been payable
upon demand, secured by first position upon all
corporate assets.  On August 12, 2004, the
above note payable was exchanged for shares of
the Company's common stock, par value $.001
per share at a rate of one share per $0.90 of the
Obligation.  The total debt exchange including
accrued interest of $11,902 totaled $311,902.  The
effective date of this conversion of debt to equity is
retroactive to July 1, 2004                                             -       300,000             -       300,000
                                                              -----------   -----------   -----------   -----------
                                                                  250,000     2,455,056       250,000     2,805,056
Less: Current Portion                                             250,000     1,956,036       250,000     2,306,036
                                                              -----------   -----------   -----------   -----------
                                                              $         -   $   499,020   $         -   $   499,020
                                                              ===========   ===========   ===========   ===========

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 7 - LONG-TERM DEBT (continued)

Maturities of notes payable are as follows:

     For the Year Ended March 31, 2006             $   250,000
                                                   ===========

On January 27, 2005 (the "Closing Date"), the Company's wholly owned subsidiary, Velocity Investments, LLC ("Velocity"), entered into a Loan and Security Agreement (the "Loan Agreement") with Wells Fargo Foothill, Inc., a California corporation (the "Lender"), pursuant to which the Lender agreed to provide Velocity with a two year $12,500,000 credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement.

On the Closing Date, the following agreements were also entered into with the
Lender: a Continuing Guaranty (the "Guaranty"), under which the Company provides a secure guaranty of Velocity's obligations under the Loan Agreement; a Security and Pledge Agreement (the "Pledge Agreement"), by and among the Registrant and the Lender, under which the Company pledged all of the Company's assets to secure the credit facility; and a Subordination Agreement (the "Subordination Agreement"), by and among the Registrant, the Lender and Velocity, under which the Company agreed to subordinate certain sums of the intercompany payable due and owing from Velocity to the payments owed under the credit facility.

Pursuant to the Loan Agreement, the Lender has agreed to advance to Velocity up to $12,500,000 to be used to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement. The interest rate on the loan is 3.50% above the prime rate of Wells Fargo Bank, N.A. The maturity date of the facility is January 27, 2008.


NOTE 8 - OBLIGATIONS UNDER CAPITAL LEASE

Capital lease obligations consist of the following:

                                                             March 31,                  December 31,
                                                        2005           2004          2004          2003
                                                     -----------   -----------   -----------   -----------
Capital lease payable to Unifund Portfolio E,
LLC in monthly payments of $44,834, including
interest at 5.75% with a balloon payment due
November 2005, secured by corresponding
corresponding investment portfolios                  $   590,965   $ 1,100,370   $   709,157   $ 1,179,165
                                                     ===========   ===========   ===========   ===========

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 8 - OBLIGATIONS UNDER CAPITAL LEASE (Continued)

Minimum lease payments due under the capital lease as of March 31, 2005, are as follows:

     Period Ended March 31, 2005                                   $  629,023
     Less amounts representing interest                               (38,058)
                                                                   ----------
     Present value of future minimum capital lease payments           590,965
     Less Current Portion of Obligations Under Capital Leases        (590,965)
                                                                   ----------

     Obligations Under Capital Lease, less current portion         $        -
                                                                   ==========

NOTE 9 - RELATED PARTY TRANSACTIONS

Interest payments on the line of credit, Note 5, were made to a director and shareholder of the Company in the amounts of $-0-, $1,311, $124,859, and $66,237 for the three months ended March 31, 2005 and 2004 and the year ended December 31, 2004 and 2003, respectively. In addition, the Company paid the director and shareholder consulting fees of $-0-, $5,812, $8,312 and $103,389 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

At March 31, 2005 and 2004 and December 31, 2004 and 2003, the Company had a receivable from a related party in the amount of $-0-, $14,948, $-0- and $16,872, respectively.

In connection with the Company's independent consulting agreement with The Del Mar Consulting Group Inc. agreement, two of the Company's executive officers, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. granted an option to RB & AJ Associated Holdings, Inc. a corporation majority owned by the President of the Consultant, to purchase $13,600 warrants owned by the executive officers to purchase an aggregate of 85,000 (42,500 from each) shares of common stock at $1.04 per share. In addition, the executive officers granted an employee of the Consultant an option to purchase $2,400 warrants owned by the executive officers to purchase an aggregate of 15,000 (7,500 from each) share of common stock at $1.04 per share. Both of these options were exercised on March 15, 2005.

The Company's Business office at 3100 Route 138 West, Wall, NJ 07719 is leased for a two year period from a company owned by Messrs. Ragan & Ragan and has an annual lease payment of $9,000.

The Company engages Ragan & Ragan, PC, an entity owned by Messrs. Ragan & Ragan, to pursue legal collection of our receivable portfolios with respect to obligors and properties located in the State of New Jersey. The fee arrangements between our subsidiaries Velocity, J. Holder and VOM and Ragan & Ragan, P.C., each dated as of January 1, 2005 have been reviewed an approved by all of the members of a committee appointed by the Board of Directors other than Messrs. Ragan, Sr. and Ragan, Jr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee.

Under the Retainer Agreement for Legal Services by and between Velocity Investments, LLC and Ragan & Ragan, P.C., the Company paid legal contingency fees to Ragan & Ragan, P.C. representing 25% of gross legal collections on consumer receivable portfolios as follows:

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)

NOTE 9 -RELATED PARTY TRANSACTIONS (Continued)

                                   For the Three Months Ended         For the Years Ended
                                 -----------------------------  ------------------------------
                                   March 31,       March 31,     December 31,     December 31,
                                     2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
Legal Services Paid to
 Ragan & Ragan, P.C
 Velocity Investments            $     198,384   $      36,936   $     554,770   $     111,485
                                 =============   =============   =============   =============

Under the Retainer Agreement for Legal Services by and between J. Holder and
Ragan & Ragan, P.C., the Company paid legal contingency fees to Ragan & Ragan,
P.C. as follows:

                                   For the Three Months Ended         For the Years Ended
                                 -----------------------------  ------------------------------
                                   March 31,       March 31,     December 31,     December 31,
                                     2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
Legal Services Paid to
 Ragan & Ragan, P.C
 J. Holder, Inc.                 $      19,418   $       5,970   $      71,689   $      51,671
                                 =============   =============   =============   =============

Under the Retainer Agreement for Legal Services by and between VOM and Ragan &
Ragan, P.C., the Company paid legal contingency fees to Ragan & Ragan, P.C. as follows:

                                   For the Three Months Ended         For the Years Ended
                                 -----------------------------  ------------------------------
                                   March 31,       March 31,     December 31,     December 31,
                                     2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
Legal Services Paid to
 Ragan & Ragan, P.C
 VOM, LLC                        $       5,635   $          --   $       6,225   $      95,000
                                 =============   =============   =============   =============

NOTE 10 - INCOME TAXES

The provision for corporate income taxes for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003 consists of the following:

                                 For the Three   For the Three    For the Year    For the Year
                                  Months Ended    Months Ended       Ended           Ended
                                    March 31,       March 31,     December 31,    December 31,
                                      2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
     Current:
         Federal                 $      45,777   $           -   $           -   $           -
           State                        10,555               -          18,002           2,567
                                 -------------   -------------   -------------   -------------

                 Total           $      56,332   $           -   $      18,002   $       2,567
                                 =============   =============   =============   =============

                                 For the Three   For the Three    For the Year    For the Year
                                  Months Ended    Months Ended       Ended           Ended
                                    March 31,       March 31,     December 31,    December 31,
                                      2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
Deferred Tax (Benefit)
Expense:
         Federal                 $      46,500   $           -   $    (221,500)  $           -
           State                         1,200               -          11,800           2,567
                                 -------------   -------------   -------------   -------------

                 Total           $      47,700   $           -   $    (209,700)  $       2,567
                                 =============   =============   =============   =============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 10 - INCOME TAXES (Continued)

The tax effect of temporary differences that make up the significant components of the deferred tax asset and liability for financial reporting purposes at March 31, 2005 and 2004 and December 31, 2004 and 2003, are as follows:

                                 For the Three   For the Three    For the Year    For the Year
                                  Months Ended    Months Ended       Ended           Ended
                                    March 31,       March 31,     December 31,    December 31,
                                      2005            2004            2004            2003
                                 -------------   -------------   -------------   -------------
Deferred Tax Asset:
  Net Operation Loss
      Carryforwards              $     593,780   $           -   $     620,400   $     625,900
                                 =============   =============   =============   =============

Deferred Tax Liability:
   Depreciation and
  Amortizable Assets             $     (16,000)  $           -   $     (11,800)  $           -
                                 =============   =============   =============   =============


Net Deferred Income
  Taxes                          $     577,780   $           -   $     608,600   $     625,900

Valuation Allowance                   (415,780)              -        (398,900)       (625,900)
                                 -------------   -------------   -------------   -------------

Total                            $     162,000   $           -   $     209,700   $           -
                                 =============   =============   =============   =============

Velocity Asset Management, Inc. (formerly Tele-Optics, Inc.) generated net operating losses prior to its acquisition of STB, Inc. As a result of the reverse acquisition, the ownership change of Velocity Asset Management, Inc. as of February 3, 2004 limits and reduces the future utilization of the Company's net operating loss carryforwards. These pre-reverse acquisition net operating loss carryforwards will be limited and reduced based upon the applicable Federal and New Jersey rules. Any net operating loss carryforwards for future tax years will be available to offset future taxable income of the consolidated group subject to an annual limit per the Internal Revenue Code Section 382.

For the tax year ending December 31, 2003 (pre-reverse acquisition), the deferred income taxes relating to the tax benefit of the Company's net operating loss carryforwards were offset by a 100% valuation allowance due to the uncertainty of profitable operations in the future.

At December 31, 2004, the Company had unused net operating loss carryforwards of approximately $1,638,200 for Federal purposes and $107,600 for New Jersey purposes. These net operating losses may provide future income tax benefits of approximately $620,400, which will expire between the years 2006 and 2014. The ability to utilize such losses is dependent upon the Company's ability to generate taxable future income as well as the annual limit per the Internal Revenue Code Section 382 versus the expiration dates of the losses. Because some of the losses are due to expire prior to fully utilizing the carryforwards, a valuation reserve has been established for an amount equal to the expected expired amount.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 11 - RECAPITALIZATION

As detailed in Note 2 - Summary of Accounting Policies - Reverse Acquisition, the merger of STB, Inc. into Velocity Asset Management, Inc.'s wholly-owned subsidiary TLOP Acquisition Company, LLC was treated as a reverse acquisition resulting in a recapitalization. The details of the recapitalization are as follows:

                                                          February 3, 2004
                                         -----------------------------------------------------
                                              Balance        Adjustments           Balance
                                             Prior to        Pursuant to            After
            Equity Account               Recapitalization  Recapitalization   Recapitalization
     ---------------------------         ----------------  ----------------   ----------------
     Common Stock, Par Value               $         100    $      12,905  (A)  $      13,005

     Additional Paid in Capital                      900             (900) (A)              -

     Retained Earnings (Deficit)                (122,748)         (12,005) (A)       (134,753)
                                           -------------    -------------       -------------

                             Totals        $    (121,748)   $           -       $    (121,748)
                                           =============    =============       =============

(A) A recapitalization adjustment was required to convert the equity section of STB, Inc. (the accounting acquirer in the reverse merger) immediately prior to the reverse merger to the equity section of the newly acquired public shell immediately following the reverse merger.

This recapitalization adjustment increased the common stock of STB, Inc. from its former value of $100 to the par value of Velocity Asset Management, Inc. (the former public shell entity) of $13,005 (which equals the 13,005,000 shares of outstanding stock times a stated par value of $0.001). The offset of this $12,905 adjustment eliminated the additional paid in capital of $900 and the balance of $12,005 was an adjustment to the entity's retained deficit.


NOTE 12 - COMMON STOCK TRANSACTIONS

Concurrent with and pursuant to the reverse merger between Velocity Asset Management, Inc (formerly Tele-Optics, Inc.) and STB, Inc. (See Note 2 - Summary of Significant Accounting Policies), the Company issued the following shares of common stock to the executive officers of the Company:

                     Name of              Number           Par
               Executive Officers       of Shares         Value
               ------------------     ------------     ----------
               Jack C. Kleinert         39,841,250     $   39,841
               W. Peter Ragan, Sr.      19,920,625         19,921
               W. Peter Ragan, Jr.      19,920,625         19,921
                                      ------------     ----------
                         Totals         79,682,500     $   79,683
                                      ============     ==========

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 12 - COMMON STOCK TRANSACTIONS (Continued)

Additionally, concurrent with the reverse merger, the Company sold the following shares of common stock pursuant to a private placement to the following shareholder for $500,000:

                   Name of               Number               Par
                 Shareholder            of Shares            Value
           -----------------------   ----------------   ---------------

           David Grantatell                 7,312,500           $ 7,313
                                     ================   ===============

NOTE 13 - REVERSE STOCK SPLIT AND CHANGE IN NUMBER OF SHARES OF CAPITAL STOCK AUTHORIZED

On April 8, 2004, the Company amended its certificate of incorporation to (a) effect a 13-for-1 reverse split of the Company's then issued and outstanding shares of common stock and (b) change the total authorized shares of capital stock to 50,000,000 shares, of which 40,000,000 are classified as common stock, par value $.001 per share and 10,000,000 are classified as preferred stock, par value $.001 per share. As of September 30, 2004, the total common stock issued and outstanding was 13,585,345 with a par value of $13,586 and there was no preferred stock issued or outstanding. All references to share numbers or earnings or loss per share contained in the financial statements to which these notes relate give effect to the Reverse Split.


NOTE 14 - OUTSTANDING WARRANTS

At December 31, 2004, the Company had outstanding warrants to purchase 5,358,503 shares of the Company's common stock at prices ranging from $1.04 to $2.50 per share. A portion of the warrants (2,999,500, as adjusted for the 13:1 reverse stock split - see Note 13) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The balance of the warrants (2,359,003) were granted pursuant to private offerings and/or in lieu of services rendered and expire after a period of five years.


NOTE 15 - STOCK BASED COMPENSATION

Stock Based Compensation to Non-Employees
-----------------------------------------

On January 30, 2004, we entered into a Business Advisory Agreement with Lomond International, Inc., ("Lomond") an unrelated corporation, pursuant to which we issued warrants exercisable for a five year period to purchase an aggregate of 200,000 shares of common stock at an exercise price of $1.04 per share in exchange for business advisory services for a period of one year. The principal service of which was our acquisition of Tele - Optics, Inc. on February 3, 2004. As required by EITF 96-18, the warrants were valued as of the date in which significant performance required by the contract was completed. The fair value of the common stock at the date of issuance to Lomond was $0.08 per share, the closing bid price of Tele-Optics, Inc.'s common stock as reported by the OTC Bulletin Board on February 3, 2004. Using the Black-Scholes model the total compensation charge for the service contract with Lomond was $5,134 and the fair value of each equity instrument at the February 3, 2004 measurement date is $0.03. The expense recorded for this contract is $5,134 and is included in consulting fee expense.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 15 - STOCK BASED COMPENSATION (Continued)

Stock Based Compensation to Non-Employees (Continued)
-----------------------------------------------------

On December 16, 2004, the Company entered into an independent consulting agreement with The Del Mar Consulting Group, Inc., an unrelated California corporation ("Del Mar"). The Consultant agreed to provide specified public relations services for a period of one year. As compensation for such services the Company agreed to issue as a commencement bonus, 100,000 shares of common stock and a non-qualified stock option exercisable for five years to purchase 250,000 shares of common stock at a price of $2.50 per share. The total compensation charge for the common stock issued to Del Mar was $150,000 and the fair value of the common stock at the December 16, 2004 measurement date was $1.50 per share, the closing bid price of Velocity Asset Management, Inc.'s common stock as reported by the OTC Bulletin Board on December 16, 2004. As required by EITF 96-18, the non-qualified stock option was valued as of the inception of the contract. Using the Black-Scholes model the total compensation charge for the non-qualified stock option issued under the service contract with Del Mar was $249,041 and the fair value of each share subject to the option at the December 16, 2004 measurement date is $1.00. The expense recorded for this contract is $399,041 and is included in consulting fee expense.

Neither contract contains a "substantial incentives for non-performance" as that term is defined under EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", or provisions for the forfeiture of the warrants/options in the event of non-performance.

The Company did not issue any warrants/options as stock based compensation for the years ended December 31, 2003 and 2002.

Stock Based Compensation for Employees
--------------------------------------

We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting SFAS" No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123.


NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash was expended for interest in the amount of $3,728, $44,097, $373,112, and $262,217 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively. Cash was expended for income taxes in the amount of $88,068, $-0-, $7,568, and $2,892 for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004 and 2003, respectively.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
      (Unaudited for the information related to March 31, 2005 and 2004 and audited for the information related to December 31, 2004 and 2003)


NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

On August 12, 2004, the Company forgave $3,676,252 of its existing indebtedness ("the Obligations") in exchange for 4,084,724 shares of the Company's common stock, par value $.001 per share at a rate of one share per $0.90 of the Obligation. The effective date of this conversion of debt to equity is retroactive to July 1, 2004. The non-cash transaction was as follows:

     Total common stock issued                           $     4,085
     Total additional paid in capital                      3,672,167
                                                         -----------
     Total                                               $ 3,676,252
                                                         ===========

     Total debt forgiven
        Short-term borrowings under line of credit       $   905,476
        Notes payable                                      2,455,056
        Accrued interest payable                             229,221
        Accrued interest expense                              86,499
                                                         -----------
        Total                                            $ 3,676,252
                                                         ===========

NOTE 17 - CONCENTRATIONS OF CREDIT RISK

The consolidated entities maintain cash balances at one institution located in central New Jersey. The amounts at this institution are insured by the Federal Deposit Insurance Corporation up to $100,000 per entity. The amount at risk at March 31, 2005 and 2004 and December 31, 2004 and 2003 were $1,779,770,
$236,835, $1,188,413 and $335,948, respectively. The Company considers the risk to be minimal.

                                TABLE OF CONTENTS

Prospectus Summary                                                            3
Risk Factors                                                                  4
Special Note Regarding Forward-Looking Statements                            12
Use of Proceeds                                                              13
Selling Shareholders                                                         13
Plan of Distribution                                                         17
Legal Proceedings                                                            18
Description of Business                                                      18
Management's Discussion and Analysis of Financial Conditions or
 Plan of Operations                                                          25
Directors, Executive Officers, Promoters and Control Persons                 31
Executive Compensation                                                       32
Security Ownership of Certain Beneficial Holder and Management               33
Certain Relationships and Related Transaction                                34
Description of Capital Stock                                                 34
Market for Common Equity and Related Stockholder Matters                     35
Description of Property                                                      36
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                        36
Legal Matters                                                                37
Experts and Consent                                                          37
Where You Can Find More Information                                          37
Financial Statements                                                         F-2

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 9 of the Registrant's Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation Law. Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. Velocity Asset Management, Inc. may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

To be revisited

       SEC Registration Fee                     $  3,410.11
       Printing Expenses                        $ 10,000.00 *
       Accounting Fees and Expenses             $ 10,000.00 *
       Legal Fees and Expenses                  $ 65,000.00 *
       Miscellaneous                            $  6,589.89 *
                                                -----------
              TOTAL                             $ 95,000.00
                                                ===========

---------------------
*  Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following transactions occurred within the last three years and involved the sale by us of securities that were not registered under the Securities Act of 1933, as amended.

         During March 2002, we issued 850,000 shares of common stock (before giving effect to the one for 13 reverse stock split) as compensation for services rendered by various officers and others to us. The stock was issued on March 28, 2002 and was valued at $.001 per share (before giving effect to the one for 13 reverse stock split).

         On June 4, 2002, we entered into an agreement with an investment banker for future services in exchange for 275,000 shares of our common stock (before giving effect to the one for 13 reverse stock split). These shares of stock were issued on July 10, 2002 and were priced at $.001 per share (before giving effect to the one for 13 reverse stock split).

         On July 19, 2002 we issued 480,000 shares of common stock (before giving effect to the one for 13 reverse stock split) to repay the $4,800 in stockholders' notes payable. The accrued interest of $320 was forgiven. On the same date, we sold 150,000 shares of common stock (before giving effect to the one for 13 reverse stock split) at $.02 per share (before giving effect to the one for 13 reverse stock split).

         On January 16, 2003, we issued 150,000 shares of our common stock (before giving effect to the one for 13 reverse stock split) for $3,000 (or $.02 per share (before giving effect to the one for 13 reverse stock split)). $2,000 had been received in 2002 and the remaining $1,000 was received in January 2003.

         On June 10, 2003, we sold 1,200,000 shares of our common stock (before giving effect to the one for 13 reverse stock split) to two of our officers, 500,000 shares (before giving effect to the one for 13 reverse stock split) to a corporation wholly-owned by the son of our president, and 1,200,000 shares (before giving effect to the one for 13 reverse stock split) to two unrelated parties for a total of $7,500 ($.0025 per share (before giving effect to the one for 13 reverse stock split)).

         The three stockholders of STB received (a) an aggregate of 6,129,423 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue (completed March 2004), and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share on February 3, 2004 in connection with our acquisition of all of the issued and outstanding common stock of STB.

         In connection with the STB merger, we completed a private placement to an accredited investor of 562,500 shares of our common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

         On February 5, 2004, we entered into a Business Advisory Agreement with Lomond International, Inc. Pursuant to this agreement we issued Lomond International, Inc. a warrant exercisable for a five year period to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $1.04 per share in exchange for business advisory services.

         In August 2004, effective as of June 30, 2004, we issued an aggregate of 4,084,724 shares of our common stock to three holders of $3,676,252 of the Company's indebtedness, including the Company's Chief Executive Officer, Jack C. Kleinert, in exchange for the cancellation thereof on the basis of one share per $.90 of indebtedness.

         On December 16, 2004, we entered into an Independent Consulting Agreement with The Del Mar Consulting Group, Inc., an unrelated California corporation, pursuant to which Del Mar agreed to provide certain specified public relations services for a period of one year. As compensation for such services, we issued to Del Mar, as a commencement bonus, 100,000 shares of our common stock and a nonqualified stock option to purchase 250,000 shares of our common stock exercisable for five years at a price of $2.50 per share.

         From October 2004 through January 3, 2005, the Company raised an aggregate of $3,363,529.50 of additional equity capital by the sale of 2,242,353 units of its securities in private placement to 42 accredited investors. Each unit is comprised of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock for $2.50 per share exercisable for a period of five years. The investors paid $1.50 per unit, for aggregate gross proceeds of $3,363,529.50.

         On November 30, 2004, we issued warrants exercisable for a five year period to purchase an aggregate of 178,688 shares of our common stock at an exercise price of $2.50 per share as finders' fees in connection with our private placement. The warrants were issued to the following persons/entities in the amounts indicated:

       Name                                                 No. of Warrants
       ----                                                 ---------------
       Thomas Corcoran                                          21,6855
       Don Freimark                                              7,7500
       Freimark Blair & Co.                                      2,8544
       Lomond International, Inc.                               24,0333
       Robert A. Kleinert                                       30,0000
       The Del Mar Consulting Group, Inc.                       92,3666

         On April 15, 2005, we sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30, 2005. The entire principal of each note is payable on April 15, 2006 unless the holder thereof gives written notice to the us 90 days prior to April 15, 2006 that it elects to extend his, her or its note, in which event the entire principal thereof is payable on April 15, 2007.

         All of the offers and sales referred to above were in private offerings to accredited investors (as such term is defined in Regulation D) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated under such act by the Commission. Each of the purchasers was furnished with information about us and had the opportunity to verify such information. Additionally, we obtained a representation from each purchaser of such purchaser's intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate legends and we have issued stop transfer instructions to our transfer agent.

ITEM 27. EXHIBITS

Exhibit
Number      Title                                                      Reference
------      -----                                                      ---------

 2.1        Agreement and Plan of Merger dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company,
            L.L.C., STB, Inc., John C. Kleinert, W. Peter Ragan, Sr.
            and W. Peter Ragan, Jr.                                        A*
 3.1(2)     Certificate of Incorporation                                   B*
 3.1(3)     Amendment to Certificate of Incorporation                      C*
 3.2(2)     By-laws, as currently in effect                                B*
 4.1        Specimen Common Stock Certificate                              D*
 4.2        Form of Subscription Agreement                                 E*
 4.3        Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo
            Foothill, Inc.                                                 F*
 4.4        General Continuing Guaranty, dated January 27, 2005,
            executed by Registrant in favor of Wells Fargo Foothill,
            Inc.                                                           F*
 4.5        Security and Pledge Agreement, dated as of January 27,
            2005, by and between Registrant and Wells Fargo Foothill,
            Inc.                                                           F*
 4.6        Subordination Agreement, dated as of January 27, 2005, by
            and between Registrant and Wells Fargo Foothill, Inc.          F*
 4.7        Form of promissory note issued on April 15, 2005               G*
 5.1        Opinion of Steven A. Saide, Esq. as to the legality of the
            securities being registered                                    H*
10.1        Business Advisory Agreement, dated as of February 5, 2004,
            by and between Lomond International, Inc. and Registrant       I*
10.2        Employment Contract, dated as of September 8, 2004, by and
            between Registrant and James J. Mastriani                      J*
10.3        Independent Consulting Agreement, dated December 16, 2004,
            between Registrant and The Del Mar Consulting Group, Inc.      K*
10.4        Non-qualified Stock Option Agreement, dated December 16,
            2004, between Registrant and The Del Mar Consulting Group,
            Inc.                                                           K*
10.5        Employment Agreement, dated as of January 1, 2004, between
            John C. Kleinert and STB, Inc. (n/k/a Velocity Asset
            Management, Inc.)                                              L*
10.6        Addendum, dated September 1, 2004, to Employment
            Agreement, dated as of January 1, 2004, between John C.
            Kleinert and Registrant                                        L*
10.7        Employment Agreement, dated as of January 1, 2004, between
            John C. Kleinert and J. Holder, Inc.                           L*
10.8        Addendum, dated September 1, 2004, to Employment
            Agreement, dated as of January 1, 2004, between John C.
            Kleinert and J. Holder, Inc.                                   L*

Exhibit
Number      Title                                                      Reference
------      -----                                                      ---------

10.9        Employment Agreement, dated as of January 1, 2004, between
            Velocity Investments, LLC and W. Peter Ragan, Jr.              L*
10.10       Addendum, dated September 1, 2004, to Employment
            Agreement, dated as of January 1, 2004, between W. Peter
            Ragan, Jr. and Velocity Investments, LLC                       L*
10.11       Employment Agreement, dated as of January 1, 2004, between
            VOM, LLC and W. Peter Ragan, Sr.                               L*
10.12       Addendum, dated September 1, 2004, to Employment
            Agreement, dated as of January 1, 2004, between W. Peter
            Ragan, Sr. and VOM, LLC                                        L*
10.13       Retainer Agreement, dated as of January 1, 2005, between
            Ragan & Ragan, P.C. and Velocity Investments, LLC              L*
10.14       Retainer Agreement, dated as of January 1, 2005, between
            Ragan & Ragan, P.C. and VOM, LLC                               L*
10.15       Retainer Agreement, dated as of January 1, 2005, between
            Ragan & Ragan, P.C. and J. Holder, Inc.                        L*
10.16       Form of Legal Collection Agreement                             L*
16.1        Letter of Robert C. Seiwell, Jr. CPA                           M*
23.1        Consent of Cowan, Gunteski & Co. P.A.                       Attached
24.1        Power of Attorney                                              N*
------------------------

A Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.
B Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission.
C Incorporated by reference to Registrant's Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.
D Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on April 15, 2005.
E Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.
F Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.
G Incorporated by reference to Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 19, 2005.
H    Filed as part of Amendment No. 2
I Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange.
J Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.
K Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.
L Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.
M Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2004.
N Filed as part of the signature page to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities and Exchange Commission on January 14, 2005.
* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 28. UNDERTAKINGS

(a)      The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Amendment No.3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on the 24th day of May, 2005.

                                       VELOCITY ASSET MANAGEMENT, INC.

                                       By: /s/ JOHN C. KLEINERT
                                           ------------------------------------
                                           John C. Kleinert
                                           Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                        Date
---------                                -----                        ----

/s/ JOHN C. KLEINERT            Director, Chief Executive          May 24, 2005
--------------------------      Officer and President
John C. Kleinert                (Principal Executive Officer)


         *                      Treasurer and Secretary            May 24, 2005
--------------------------
W. Peter Ragan, Jr.


         *                      Director and Vice President        May 24, 2005
--------------------------
W. Peter Ragan, Sr.


         *                      Chief Financial Officer, Chief     May 24, 2005
--------------------------      Legal Officer (Principal
James J. Mastriani              Financial Officer)


*   By:  /s/ JOHN C. KLEINERT
         -------------------------------------
         John C. Kleinert, as attorney-in-fact


* The power of attorney authorizing John C. Kleinert to sign this Amendment No. 2 to the Registration statement, on behalf of the above named directors and officers, has previously been filed with the Securities and Exchange Commission as part of the Registration Statement.